                                            FILED PURSUANT TO RULE NO. 424(b)(2)
                                            REGISTRATION NO. 333-49077


PROSPECTUS SUPPLEMENT
---------------------
(TO PROSPECTUS DATED MAY 13, 1998)

                        10,000,000 PREFERRED SECURITIES
                         DUKE CAPITAL FINANCING TRUST I
           7 3/8% TRUST ORIGINATED PREFERRED SECURITIES/SM/ ("TOPRS/SM/")
                 (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
         FULLY AND UNCONDITIONALLY GUARANTEED, AS SET FORTH HEREIN, BY

                            DUKE CAPITAL CORPORATION
                    A SUBSIDIARY OF DUKE ENERGY CORPORATION
                                  ----------
  The 7 3/8% Trust Originated Preferred Securities (the "Preferred Securities") offered hereby will evidence preferred undivided beneficial interests, representing 97% undivided beneficial interests in the assets of Duke Capital Financing Trust I, a statutory business trust created under the laws of the State of Delaware (the "Trust"). Duke Capital Corporation, a Delaware corporation (the "Corporation"), will own all the common securities (the
"Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing the remaining 3% undivided beneficial interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Preferred Securities and the Common Securities and investing the proceeds thereof in an equivalent amount of the Corporation's junior subordinated deferrable interest notes, designated as Series A 7 3/8% Junior Subordinated Notes due March 31, 2038 (the "Series A Junior Subordinated Notes").
                                                         (continued on page S-2)

  SEE "RISK FACTORS" BEGINNING ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.

  Application has been made to list the Preferred Securities on the New York Stock Exchange, Inc. If so approved, trading of the Preferred Securities on the New York Stock Exchange, Inc. is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. See "Underwriting."
                                  ----------
THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES   AND    EXCHANGE   COMMISSION    OR   ANY    STATE   SECURITIES
   COMMISSION   PASSED   UPON    THE   ACCURACY   OR    ADEQUACY   OF   THIS
    PROSPECTUS  SUPPLEMENT OR  THE  PROSPECTUS  TO  WHICH  IT RELATES.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     INITIAL PUBLIC UNDERWRITING PROCEEDS TO THE
                                     OFFERING PRICE DISCOUNT(1)   TRUST(2) (3)
--------------------------------------------------------------------------------
Per Preferred Security..............     $25.00         (2)          $25.00
--------------------------------------------------------------------------------
Total...............................  $250,000,000      (2)       $250,000,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Corporation and the Trust have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) In view of the fact that the entire proceeds of the sale of the Preferred Securities will be invested in the Series A Junior Subordinated Notes, the Corporation has agreed to pay to the Underwriters as compensation (the "Underwriters' Compensation") for their arranging the investment therein of such proceeds $.7875 per Preferred Security (or $7,875,000 in the aggregate). See "Underwriting."
(3) Expenses of the offering to be paid by the Corporation are estimated to be approximately $400,000.
                                  ----------
  The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company, on or about June 1, 1998 (the "Issue Date") against payment therefor in immediately available funds.
                                  ----------
MERRILL LYNCH & CO.
      A.G. EDWARDS & SONS, INC.
            GOLDMAN, SACHS & CO.
                   MORGAN STANLEY DEAN WITTER
                         PAINEWEBBER INCORPORATED
                                             PRUDENTIAL SECURITIES INCORPORATED
                                                            SALOMON SMITH BARNEY
                                  ----------
            The date of this Prospectus Supplement is May 27, 1998.

 /SM/ "Trust Originated Preferred Securities" and "TOPrS" are service marks of
                           Merrill Lynch & Co., Inc.

                                                    (continued from cover page)

  The Series A Junior Subordinated Notes will be unsecured obligations of the Corporation and will be subordinate and junior in right of payment to Senior Indebtedness of the Corporation, as described herein. See "Description of the Junior Subordinated Notes--Subordination" in the accompanying Prospectus. Holders of the Preferred Securities will be entitled to receive cumulative cash distributions at the rate of 7 3/8% per annum (the "Securities Rate"), accruing from the date of original issuance and payable, unless deferred, quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, a "Distribution Date"), commencing on June 30, 1998. The Securities Rate and the Distribution Dates for the Preferred Securities will correspond to the interest rate and interest payment dates on the Series A Junior Subordinated Notes, which will constitute substantially all the assets of the Trust. As a result, if principal or interest is not paid on the Series A Junior Subordinated Notes, no amounts will be paid on the Preferred Securities. THE CORPORATION HAS THE RIGHT TO DEFER PAYMENTS OF INTEREST ON THE SERIES A JUNIOR SUBORDINATED NOTES BY EXTENDING THE INTEREST PAYMENT PERIOD ON THE SERIES A JUNIOR SUBORDINATED NOTES, AT ANY TIME AND FROM TIME TO TIME, FOR UP TO 20 CONSECUTIVE QUARTERS (EACH, AN "EXTENSION PERIOD"). If interest payments are so deferred, distributions on the Preferred Securities also will be deferred and the Corporation will not be permitted, subject to certain exceptions described herein, to declare or pay any dividend or distribution on, or redeem or otherwise purchase, any of its capital stock or make any guarantee payments with respect to the foregoing, or make any payment on, or redeem or otherwise purchase, any debt securities issued by the Corporation which rank pari passu (equal in priority) with or junior to the Series A Junior Subordinated Notes. During any Extension Period, holders of Preferred Securities will be required to include income in the form of original issue discount in their gross income for United States federal income tax purposes in advance of the receipt of the cash payments attributable to such deferred interest. See "Description of the Series A Junior Subordinated Notes--Option to Extend Interest Payment Period," "Risk Factors--Option to Extend Interest Payment Period" and "Material Federal Income Tax Considerations--Original Issue Discount." Deferred installments of interest on the Series A Junior Subordinated Notes will bear interest at a rate per annum equal to the Securities Rate, compounded quarterly, to the date of payment to the extent permitted by applicable law. The payment of such deferred interest, together with interest thereon, will be distributed to the holders of the Preferred Securities at the end of any Extension Period as received on the Series A Junior Subordinated Notes.

  The Trust Securities will be subject to mandatory redemption upon repayment of the Series A Junior Subordinated Notes at maturity or their earlier redemption. The Series A Junior Subordinated Notes will be redeemable at the option of the Corporation, in whole or in part, from time to time, on or after June 30, 2003, or at any time, in whole, within 90 days following the occurrence of a Tax Event or Investment Company Act Event (either, a "Special Event"). The Corporation will have the right at any time to terminate the Trust and cause the Series A Junior Subordinated Notes to be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the Preferred Securities--Special Event Redemption or Distribution" and "--Distribution of Series A Junior Subordinated Notes upon Termination of Trust." The Series A Junior Subordinated Notes will be subordinate and junior in right of payment to all Senior Indebtedness (as defined herein) of the Corporation. See "Description of the Junior Subordinated Notes--Subordination" in the accompanying Prospectus. As of March 31, 1998, Senior Indebtedness of the Corporation aggregated approximately $1,212,494,390. If the Series A Junior Subordinated Notes are distributed to the holders of the Trust Securities, the Corporation will use its best efforts to have the Series A Junior Subordinated Notes listed on the New York Stock Exchange, Inc. ("NYSE") or on such other exchange as the Preferred Securities are then listed. See "Description of the Preferred Securities--Distribution of Series A Junior Subordinated Notes upon Termination of Trust."

  The payment of distributions on the Preferred Securities will be guaranteed by the Corporation, but only to the extent that the Trust has funds legally and immediately available to make such distributions (the "Guarantee"). Accordingly, if the Corporation fails to make required payments on the Series A Junior Subordinated Notes, the Trust will not have sufficient funds to make the related distributions, and the Guarantee does not apply to the payment of distributions when the Trust does not have sufficient funds legally and immediately available therefor. In such event, to the extent permitted by applicable law, the remedy of a holder of Preferred Securities is to enforce the Property Trustee's rights under the Series A Junior Subordinated Notes. See "Description of the Preferred Securities--Events of Default" and "Relationship Among the Preferred

Securities, the Series A Junior Subordinated Notes and the Guarantee." The Corporation's obligations under the Guarantee are subordinate and junior in right of payment to all of its other liabilities and will rank pari passu with the most senior preferred stock that may be issued by the Corporation. See "Description of the Guarantees" in the accompanying Prospectus. The Corporation has, through the Guarantee, the Subordinated Note Indenture, the Series A Junior Subordinated Notes, the Trust Agreement and the Agreement as to Expenses and Liabilities, fully and unconditionally guaranteed, subject to certain subordination provisions, all the Trust's obligations with respect to the Preferred Securities.

  In the event of the redemption of the Series A Junior Subordinated Notes or the voluntary or involuntary dissolution, winding-up or termination of the Trust, the holders of the Preferred Securities will be entitled to receive, for each Preferred Security, after satisfaction of liabilities of creditors of the Trust (in the case of dissolution, winding-up or termination of the Trust), a liquidation amount of $25 plus accrued and unpaid distributions thereon to the date of payment (the "Redemption Price"), unless in connection with such dissolution, winding-up or termination, the Series A Junior Subordinated Notes are distributed to the holders of the Preferred Securities. See "Description of the Preferred Securities--Liquidation Distribution Upon Dissolution."

  The Preferred Securities initially will be represented by a global certificate or certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by Participants (as defined herein) in DTC. Except as described herein, Preferred Securities in certificated form will not be issued in exchange for the global certificate or certificates. See "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company."

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF PREFERRED SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              SUMMARY OF OFFERING

  The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus Supplement and in the accompanying Prospectus. Capitalized terms not otherwise defined shall have the meanings assigned in the Glossary.

The Corporation.............  Duke Capital Corporation (the "Corporation"), a
                               wholly-owned subsidiary of Duke Energy
                               Corporation, serves as the parent company to a number of affiliates of Duke Energy Corporation which are primarily engaged in the interstate transportation and storage of natural gas, in the gathering, processing, marketing and intrastate transportation and storage of natural gas, natural gas liquids and crude oil, in natural gas and electric power marketing, in the acquisition, development and operation of independent power production facilities, in risk-management services and in engineering consulting, construction and other related energy services.

The Trust...................  Duke Capital Financing Trust I (the "Trust") is a
                               statutory business trust created under Delaware law solely for the purpose of holding the Corporation's Series A Junior Subordinated Notes and issuing Preferred Securities and Common Securities evidencing the entire beneficial interest therein (and engaging in activities necessary, appropriate, convenient or incidental thereto).

The Trustees................  The Chase Manhattan Bank will act as property trustee (the "Property Trustee") of the Trust. Two officers of the Corporation also will act as trustees (the "Administrative Trustees") of the Trust. Chase Manhattan Bank Delaware will be an additional trustee (the "Delaware Trustee") of the Trust. The Chase Manhattan Bank will act as trustee (the "Subordinated Indenture Trustee") under the Subordinated Note Indenture pursuant to which the Series A Junior Subordinated Notes will be issued and will act as trustee under the Guarantee (the "Guarantee Trustee").

                              The Property Trustee, Delaware Trustee and
                               Administrative Trustees are sometimes
                               collectively referred to as the "Securities
                               Trustees."

Preferred Securities
Offered.....................  The Trust will offer 10,000,000 Preferred
                               Securities evidencing preferred undivided beneficial interests in the assets of the Trust. Holders of the Preferred Securities are entitled to receive cumulative cash distributions at the Securities Rate, accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, a "Distribution Date"), commencing on June 30, 1998. The Securities Rate and the Distribution Dates for the Preferred Securities will correspond to the interest rate and interest payment dates on the Series A Junior Subordinated Notes, which will constitute substantially all the assets of the Trust. As a result, if principal or interest is not paid on the Series A Junior Subordinated Notes, no amounts will be paid on the Preferred Securities. See "Description of the Preferred Securities" herein.

Record Date.................  The record date for each Distribution Date will be the close of business on the 15th calendar day prior to such Distribution Date.

Series A Junior
Subordinated Notes..........  The Trust will invest the proceeds from the issuance of the Preferred Securities and Common Securities in an equivalent amount of Series A 7 3/8% Junior Subordinated Notes due March 31, 2038. The Series A Junior Subordinated Notes will be subordinate and junior in right of payment to all indebtedness for borrowed money and other obligations of the Corporation included in the definition of Senior Indebtedness. See "Description of the Junior Subordinated Notes--Subordination" in the accompanying Prospectus.

Guarantee...................  The payment of distributions on the Preferred
                               Securities is guaranteed by the Corporation under the Guarantee, but only to the extent the Trust has funds legally and immediately available to make such distributions. Accordingly, if the Corporation does not make required payments on the Series A Junior Subordinated Notes, the Trust will not have sufficient funds to make distributions on the Preferred Securities, and the Guarantee will not apply to such distributions until the Trust has sufficient funds legally and immediately available therefor. The obligations of the Corporation under the Guarantee will be subordinate and junior in right of payment to all other liabilities of the Corporation and will rank pari passu with the most senior preferred stock that may be issued by the Corporation. See "Risk Factors--Ranking of and Rights under the Guarantee" herein and "Description of the Guarantees" in the accompanying Prospectus. The Corporation has, through the Guarantee, the Subordinated Note Indenture, the Series A Junior Subordinated Notes, the Trust Agreement and the Agreement as to Expenses and Liabilities, fully and unconditionally guaranteed, subject to certain subordination provisions, all the Trust's obligations with respect to the Preferred Securities.

Interest Deferral...........  The Corporation has the right to defer payments of interest on the Series A Junior Subordinated Notes by extending the interest payment period on the Series A Junior Subordinated Notes, at any time and from time to time, for up to 20 consecutive quarters (each, an "Extension Period"), but not beyond the stated maturity of the Series A Junior Subordinated Notes. The only restrictions on the Corporation's ability to defer payments of interest are that during the Extension Period the Corporation may not, with certain exceptions, (i) pay dividends on, or redeem or otherwise purchase, any of its capital stock or
                               (ii) pay principal or interest on, or redeem or otherwise purchase, any debt securities ranking pari passu with or subordinate to the Series A Junior Subordinated Notes. There could be multiple Extension Periods of varying lengths throughout the term of the Series A Junior Subordinated Notes.

                              If interest payments on the Series A Junior
                               Subordinated Notes are deferred, distributions on the Preferred Securities will also be deferred. During an Extension Period, holders of Preferred Securities will be required to include income in the form of original issue discount ("OID") in their gross income for federal income tax purposes in advance of the receipt of the cash payments attributable to such deferred interest. See "Description of the Series A Junior Subordinated Notes--Option to Extend Interest Payment Period" and "Material Federal Income Tax Considerations--Original Issue Discount." Deferred installments of interest will bear interest at a rate per annum equal to the Securities Rate, compounded quarterly, to the date of payment to the extent permitted by applicable law.

Redemption; Distribution....  The Preferred Securities are subject to mandatory redemption upon repayment of the Series A Junior Subordinated Notes at maturity or their earlier redemption. The Series A Junior Subordinated Notes are redeemable by the Corporation, in whole or in part, from time to time on or after June 30, 2003, or at any time, in whole, within 90 days following the occurrence of a Special Event. If a partial redemption of the Series A Junior Subordinated Notes would result in the delisting of the Preferred Securities, the Corporation may redeem the Series A Junior Subordinated Notes only in whole. Any partial redemption of the Series A Junior Subordinated Notes will be effected by the redemption of an equivalent liquidation amount of Trust Securities, to be allocated approximately 97% to the Preferred Securities and 3% to the Common Securities. See "Description of the Preferred Securities--Redemption" and "--Special Event Redemption or Distribution."

                              The Corporation will have the right at any time
                               to terminate the Trust and cause the Series A Junior Subordinated Notes to be distributed to the holders of the Preferred Securities in liquidation of the Trust. This right is optional and wholly within the discretion of the Corporation. Circumstances under which the Corporation may determine to exercise such right could include the occurrence of an Investment Company Act Event or a Tax Event, adverse tax consequences to the Corporation or the Trust that are not within the definition of a Tax Event because they do not result from an amendment or change described in such definition, and changes in the accounting requirements applicable to the Preferred Securities as described under "Accounting Treatment" in the accompanying Prospectus. See "Description of the Preferred Securities-- Distribution of Series A Junior Subordinated Notes upon Termination of Trust."

Special Event...............  A "Special Event" means a Tax Event or an
                               Investment Company Act Event. A "Tax Event" means that the Administrative Trustees and the Corporation shall have received an opinion of counsel experienced in such matters (which may be counsel to the Corporation) to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of such laws or regulations, there is more than an insubstantial risk that (i) the Trust would be subject to United States federal income tax with respect to income accrued or received on the Series A Junior Subordinated Notes, (ii) interest payable on the Series A Junior Subordinated Notes would not be deductible by the Corporation for United States federal income tax purposes, or (iii) the Trust would be subject to more than a de minimis amount of other taxes, duties or other governmental charges, which change or amendment becomes effective on or after the Issue Date. An "Investment Company Act Event" means that the Administrative Trustees and the Corporation shall have received an opinion of counsel experienced in such matters (which may be counsel to the Corporation) to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority on or after the Issue Date, there is more than an insubstantial risk that the Trust is or will be considered an "investment company" under the Investment Company Act of 1940, as amended (the "1940 Act"). See "Risk Factors--Special Event Redemption or Distribution."

Redemption Price............  In the event of the redemption of the Trust
                               Securities or other termination of the Trust without distribution of the Series A Junior Subordinated Notes, each holder of a Preferred Security shall be entitled to receive a liquidation amount of $25 plus accrued and unpaid distributions thereon (including any interest thereon) to the date of payment.

                                 RISK FACTORS

  Prospective purchasers of Preferred Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should consider particularly the following matters:

RANKING OF AND RIGHTS UNDER THE SERIES A JUNIOR SUBORDINATED NOTES

  No amounts will be available to make payments on the Preferred Securities except from payments made on the Series A Junior Subordinated Notes. The obligations of the Corporation under the Series A Junior Subordinated Notes are subordinate and junior in right of payment to all present and future Senior Indebtedness of the Corporation. As of March 31, 1998, Senior Indebtedness of the Corporation aggregated approximately $1,212,494,390. There are no terms in the Preferred Securities, the Series A Junior Subordinated Notes or the Guarantee that limit the Corporation's ability to incur additional indebtedness, including Senior Indebtedness. See "Description of the Guarantees" and "Description of the Junior Subordinated Notes-- Subordination" in the accompanying Prospectus.

  The Corporation conducts its business through subsidiaries. Accordingly, the ability of the Corporation to meet its obligations under the Series A Junior Subordinated Notes will be dependent on the earnings and cash flows of its subsidiaries and the ability of its subsidiaries to pay dividends or to advance or repay funds to the Corporation. In addition, the rights of the Corporation and its creditors to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors.

RANKING OF AND RIGHTS UNDER THE GUARANTEE

  The Corporation's obligations under the Guarantee are subordinate and junior in right of payment to all liabilities of the Corporation and will be pari passu with the most senior preferred stock that may be issued by the Corporation. If the Corporation were to default in its obligation to make payments on the Series A Junior Subordinated Notes, the Trust would lack available funds for payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and in such event holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  The Corporation has the right under the Subordinated Note Indenture, at any time, and from time to time, to defer payments of interest on the Series A Junior Subordinated Notes for a period of up to 20 consecutive quarters (each, an "Extension Period"), but not beyond the stated maturity of the Series A Junior Subordinated Notes. Prior to the termination of any Extension Period, the Corporation may further defer payments of interest; provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters. During an Extension Period, the Corporation will have the right to make partial payments of interest on any Interest Payment Date. Upon the termination of any Extension Period and the payment of all amounts then due, the Corporation may select a new Extension Period, subject to the above requirements. There could be multiple Extension Periods of varying lengths throughout the term of the Series A Junior Subordinated Notes. Deferred installments of interest on the Series A Junior Subordinated Notes will bear interest at a rate per annum equal to the Securities Rate, compounded quarterly, to the date of payment to the extent permitted by applicable law. The payment of such deferred interest, together with any interest thereon, will be passed through to the holders of the Preferred Securities as received at the end of any Extension Period.

  The only restrictions on the Corporation's ability to defer payments of interest are that during any Extension Period the Corporation may not, with certain exceptions, (i) pay dividends on, or redeem or otherwise purchase, any of its capital stock or (ii) pay principal or interest on, or redeem or otherwise purchase, any debt securities ranking pari passu with or subordinate to the Series A Junior Subordinated Notes. See "Description of the Preferred Securities--Distributions" and "Description of the Series A Junior Subordinated Notes--Option to Extend Interest Payment Period" and "--Certain Covenants."

  Should the Corporation exercise its right to defer payments of interest, each holder of Preferred Securities will be required to include income in the form of OID in its gross income for United States federal income tax purposes in respect of the deferred interest allocable to its Preferred Securities. As a result, holders of Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from the Trust related to such income if such holders dispose of their Preferred Securities prior to the record date for the date on which distributions of such amounts are made. See "Material Federal Income Tax Considerations--Original Issue Discount" and "--Sale of Preferred Securities." INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF AN INVESTMENT IN THE PREFERRED SECURITIES.

  The Corporation has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Series A Junior Subordinated Notes. However, should the Corporation determine to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might receive a different return on its investment than a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of the Corporation's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial interest in the Series A Junior Subordinated Notes) may be more volatile than other similar securities that do not have such rights.

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

  Upon the occurrence of a Special Event, the Corporation will have the option, within 90 days following the occurrence thereof, to redeem the Series A Junior Subordinated Notes in cash (with the result that the Preferred Securities will be redeemed). In addition, the Corporation will have the right at any time to terminate the Trust and cause the Series A Junior Subordinated Notes to be distributed to the holders of the Preferred Securities in liquidation of the Trust. See "Description of the Preferred Securities-- Special Event Redemption or Distribution" and "--Distribution of Series A Junior Subordinated Notes upon Termination of Trust."

  There can be no assurance as to the market price for the Series A Junior Subordinated Notes that may be distributed in exchange for Preferred Securities if a termination or liquidation of the Trust were to occur. Accordingly, the Series A Junior Subordinated Notes that the investor may receive on termination and liquidation of the Trust may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. See "Description of the Preferred Securities--Distribution of Series A Junior Subordinated Notes upon Termination of Trust."

LIMITED VOTING RIGHTS

  Holders of Preferred Securities will have limited voting rights and, except for the rights of holders of Preferred Securities to appoint a substitute Property Trustee or Delaware Trustee under certain circumstances, will not be entitled to vote to appoint, remove or replace any of the Securities Trustees, which voting rights are vested exclusively in the holder of the Common Securities. See "Description of the Preferred Securities--Voting Rights" and "--Events of Default."

TRADING CHARACTERISTICS OF PREFERRED SECURITIES

  The Preferred Securities are expected to be listed on the NYSE, subject to official notice of issuance. The Preferred Securities are expected to trade at a price that takes into account the value, if any, of accrued but unpaid distributions; thus, purchasers will not pay and sellers will not receive accrued and unpaid interest with respect to the Preferred Securities that is not included in the trading price thereof. If a Preferred Security is disposed of prior to the occurrence of an Extension Period, any portion of the amount received that is attributable to accrued interest will be treated as interest income to a U.S. holder for tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Preferred Security. If an Extension Period occurs, interest on the Series A Junior Subordinated Notes will be included in the gross income of U.S. holders of Preferred Securities as it accrues rather than when it is paid. Should an Extension Period occur, a holder who disposes of his Preferred Securities between record dates for payments of distributions thereon would be required to include accrued but unpaid interest on the Series A Junior Subordinated Notes through the date of disposition in income as OID, and to add such amount to his adjusted tax basis in his pro rata share of the related Series A Junior Subordinated Notes deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis, a holder generally will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Material Federal Income Tax Considerations--Original Issue Discount" and "--Sale of Preferred Securities."

  The trading price of the Preferred Securities is likely to be sensitive to the level of interest rates generally. If interest rates rise in general, the trading price of the Preferred Securities may decline to reflect the additional yield requirements of the purchasers. Conversely, a decline in interest rates may increase the trading price of the Preferred Securities, although any increase will be moderated by the Corporation's ability to redeem the Series A Junior Subordinated Notes, in whole or in part, at any time on or after June 30, 2003 at a redemption price equal to 100% of the principal amount to be redeemed plus accrued but unpaid interest. In addition, because holders of Preferred Securities will be paid only from payments on the Series A Junior Subordinated Notes and may receive Series A Junior Subordinated Notes upon the termination of the Trust, prospective purchasers of Preferred Securities are making an investment decision with regard to the Series A Junior Subordinated Notes and should carefully review all the information regarding the Series A Junior Subordinated Notes contained herein. See "Description of the Preferred Securities--Distribution of Series A Junior Subordinated Notes upon Termination of Trust" and "Description of the Series A Junior Subordinated Notes."

  Prior to this offering, there has been no public market for the Preferred Securities, and there can be no assurance that an active public market for the Preferred Securities will develop or, if one does develop, that it will be sustained after this offering. See "Plan of Distribution" in the accompanying Prospectus.

  In connection with this offering and in compliance with applicable law and industry practice, the Underwriters may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Preferred Securities at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of such purchases. See "Underwriting."

INVESTMENT IN TRUST INVOLVES RISKS PARALLEL TO THOSE OF INVESTMENT IN
CORPORATION

  As with an investment in the Corporation, an investment in the Trust involves risks associated with operating conditions, competitive factors, economic conditions, industry conditions and equity market conditions.

CONSEQUENCES OF HIGHLY LEVERAGED TRANSACTION

  The Subordinated Note Indenture does not contain provisions that afford holders of the Series A Junior Subordinated Notes protection in the event of a highly leveraged transaction involving the Corporation.

                          INCORPORATION BY REFERENCE

  The Quarterly Report on Form 10-Q of the Corporation filed on May 20, 1998, setting forth unaudited consolidated financial information for the first quarter of 1998 is incorporated by reference herein.

                        DUKE CAPITAL FINANCING TRUST I

  The Trust is a statutory business trust created under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on January 29, 1998. The Trust's business is defined in a trust agreement, executed by the Corporation, as Depositor, and the Delaware Trustee thereunder. This trust agreement will be amended and restated in its entirety on the Issue Date substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part (the "Trust Agreement"). The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "1939 Act"). The Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Series A Junior Subordinated Notes, and (iii) engaging in only those other activities necessary, appropriate, convenient or incidental thereto. The Trust has a term of approximately 45 years from its creation, but may terminate earlier as provided in the Trust Agreement.

  Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. The Corporation will acquire all of the Common Securities, which will have an aggregate liquidation amount equal to approximately 3% of the total capital of the Trust. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and continuance of a Subordinated Note Indenture Event of Default, the rights of the holders of Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities.

  The Trust's business and affairs will be conducted by the Securities Trustees, which shall be appointed by the Corporation as the holder of the Common Securities. Two officers of the Corporation initially will serve as Administrative Trustees. The Chase Manhattan Bank will serve as Property Trustee and will hold legal title to the Series A Junior Subordinated Notes issued by the Corporation on behalf of the Trust and the holders of the Trust Securities. Chase Manhattan Bank Delaware will serve as Delaware Trustee. In certain circumstances, the holders of a majority in liquidation amount of the Preferred Securities will be entitled to appoint a substitute Property Trustee or Delaware Trustee. See "Description of the Preferred Securities--Events of Default."

  The Property Trustee will hold legal title to the Series A Junior Subordinated Notes for the benefit of the Trust and the holders of the Trust Securities and will have the power, with certain exceptions, to exercise all rights, powers and privileges under the Subordinated Note Indenture as the holder of the Series A Junior Subordinated Notes. To the extent payments in respect of the Series A Junior Subordinated Notes are made to the Property Trustee, the Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities. Subject to the right of the holders of the Preferred Securities to appoint a substitute Property Trustee or Delaware Trustee under certain circumstances, the Corporation, as the holder of all the Common Securities, will have the right to appoint, remove or replace any of the Securities Trustees.

  The Series A Junior Subordinated Notes will constitute substantially all of the assets of the Trust. Other assets that may constitute "Trust Property" (as that term is defined in the Trust Agreement) include any cash on deposit in, or owing to, the payment account as established under the Trust Agreement, as well as any other property or assets held by the Property Trustee pursuant to the Trust Agreement. In addition, the Trust may, from time to time, receive cash from the Corporation pursuant to the Agreement as to Expenses and Liabilities.

  The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are as set forth in the Trust Agreement, the Delaware Business Trust Act, and the 1939 Act. See "Description of the Preferred Securities."

  The Trust's office in the State of Delaware is c/o Chase Manhattan Bank Delaware, 1201 Market Street, Wilmington, Delaware 19801. The principal place of business of the Trust shall be c/o the Corporation, 422 South Church Street, Charlotte, North Carolina 28202, telephone (704) 594-6200.

                    DESCRIPTION OF THE PREFERRED SECURITIES

  The Preferred Securities will be issued pursuant to the terms of the Trust Agreement. The Trust Agreement will be qualified as an indenture under the 1939 Act. The Property Trustee will act as the indenture trustee with respect to the Trust Agreement, as well as the Guarantee, for purposes of compliance with the provisions of the 1939 Act. The terms of the Preferred Securities will include those stated in the Trust Agreement, the Delaware Business Trust Act, and those made part of the Trust Agreement by the 1939 Act. The following summary of the principal terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Trust Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part, as well as the 1939 Act.

GENERAL

  The Trust Agreement authorizes the Administrative Trustees, on behalf of the Trust, to issue the Preferred Securities, which represent preferred undivided beneficial interests in the assets of the Trust, and the Common Securities, which represent common undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned by the Corporation. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Preferred Securities, except that upon the occurrence of a Subordinated Note Indenture Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Trust Agreement does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness for borrowed money by the Trust. Pursuant to the Trust Agreement, the Property Trustee will own and hold the Series A Junior Subordinated Notes for the benefit of the Trust and the holders of the Trust Securities. The payment of distributions out of money held by the Trust, and payments upon redemption of the Preferred Securities or liquidation of the Trust, are guaranteed by the Corporation on a subordinated basis as and to the extent described under "Description of the Guarantees" in the accompanying Prospectus. The Guarantee does not cover payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise in respect of the Preferred Securities when the Trust does not have legally and immediately available funds sufficient to make such distributions or payments. In such event, the holders of a majority in aggregate liquidation amount of the Preferred Securities may direct the Property Trustee to enforce its rights under the Series A Junior Subordinated Notes. In addition, a holder of Preferred Securities may institute a legal proceeding directly against the Corporation, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on the Series A Junior Subordinated Notes having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the due dates specified or provided for in the Series A Junior Subordinated Notes. The above mechanisms and obligations, together with the Corporation's obligations under the Agreement as to Expenses and Liabilities, provide a full and unconditional guarantee, subject to certain subordination provisions, by the Corporation of the payments due on the Preferred Securities.

DISTRIBUTIONS

  Distributions on the Preferred Securities will be fixed at the Securities Rate and will accrue from the Issue Date and, except in the event of an Extension Period, will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on June 30, 1998. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date the payment was originally payable. A "Business Day" shall mean any day other than a Saturday or Sunday, a day on which banks in New York City are authorized or obligated by law or executive order to remain closed or a day on which the principal corporate trust office of the Property Trustee or the Subordinated Indenture Trustee is closed for business.

  Distributions payable on any Distribution Date will be payable to the holders of record on the Record Date for such Distribution Date, which is the close of business on the fifteenth calendar day preceding such Distribution Date. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described under "--Book-Entry Only Issuance--The Depository Trust Company" below. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

  The Corporation has the right under the Subordinated Note Indenture to defer payments of interest on the Series A Junior Subordinated Notes by extending the interest payment period from time to time on the Series A Junior Subordinated Notes (each, an "Extension Period") which, if exercised, would defer quarterly distributions on the Preferred Securities during any such extended interest payment period. Deferred installments of interest on the Series A Junior Subordinated Notes will bear interest at a rate per annum equal to the Securities Rate, compounded quarterly, to the date of payment to the extent permitted by applicable law. During an Extension Period, the Corporation will have the right to make partial payments of interest on any Interest Payment Date. If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid, if funds are legally available therefor, to holders of record of the Preferred Securities as they appear on the books and records of the Trust on the Record Date next following the termination of such Extension Period. See "Description of the Series A Junior Subordinated Notes--Interest" and "--Option to Extend Interest Payment Period."

  Distributions on the Preferred Securities must be paid on the Distribution Dates to the extent that the Trust has funds legally and immediately available for the payment of such distributions. The Trust's funds available for distribution to the holders of the Preferred Securities will be limited to payments received under the Series A Junior Subordinated Notes. See "Description of the Series A Junior Subordinated Notes."

REDEMPTION

  The Preferred Securities are subject to mandatory redemption upon repayment of the Series A Junior Subordinated Notes at maturity or their earlier redemption. The Series A Junior Subordinated Notes will mature on March 31, 2038 and may be redeemed, in whole or in part, at the option of the Corporation, at any time on or after June 30, 2003 or at any time in whole within 90 days following the occurrence of a Special Event, in each case at a Redemption Price equal to 100% of the principal amount to be redeemed plus accrued but unpaid interest (including any Additional Interest) to the Redemption Date. Upon the repayment of the Series A Junior Subordinated Notes, whether at maturity or upon redemption, the proceeds from such repayment or payment shall simultaneously be applied to redeem a like liquidation amount of Trust Securities upon not less than 30 nor more than 60 days' notice, at the Redemption Price. See "Description of the Series A Junior Subordinated Notes-- Optional Redemption." If a partial redemption of the Series A Junior Subordinated Notes would result in the delisting of the Preferred Securities, the Corporation may redeem the Series A Junior Subordinated Notes only in whole. In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities to be redeemed will be selected as described under "--Book-Entry Only Issuance--The Depository Trust Company" below. If the Preferred Securities are no longer in book-entry only form, the Preferred Securities to be redeemed will be selected by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or integral multiples thereof) of the aggregate liquidation amount of Preferred Securities of a denomination larger than $25; provided, however, that before undertaking the redemption of the Preferred Securities on other than a pro rata basis, the Property Trustee shall have received an opinion of counsel that the status of the Trust as a grantor trust for United States federal income tax purposes would not be adversely affected.

  The Redemption Price for each Preferred Security shall equal the liquidation amount of $25 plus accrued and unpaid distributions thereon to the date of payment.

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

  Upon the occurrence of a Special Event at any time, the Corporation will have the option to redeem, within 90 days following the occurrence thereof, the Series A Junior Subordinated Notes in whole (and thus cause the redemption of the Preferred Securities in whole). A Special Event is either a Tax Event or an Investment Company Act Event.

  A "Tax Event" means that the Administrative Trustees and the Corporation shall have received an opinion of counsel experienced in such matters (which may be counsel to the Corporation) to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of such laws or regulations, there is more than an insubstantial risk that (i) the Trust would be subject to United States federal income tax with respect to income accrued or received on the Series A Junior Subordinated Notes, (ii) interest payable on the Series A Junior Subordinated Notes would not be deductible by the Corporation for United States federal income tax purposes, or (iii) the Trust would be subject to more than a de minimis amount of other taxes, duties or other governmental charges, which change or amendment becomes effective on or after the Issue Date.

  An "Investment Company Act Event" means that the Administrative Trustees and the Corporation shall have received an opinion of counsel experienced in such matters (which may be counsel to the Corporation) to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority on or after the Issue Date, there is more than an insubstantial risk that the Trust is or will be considered an "investment company" under the 1940 Act, which change becomes effective on or after the Issue Date.

DISTRIBUTION OF SERIES A JUNIOR SUBORDINATED NOTES UPON TERMINATION OF TRUST

  The Corporation will have the right at any time to terminate the Trust and, after satisfaction of liabilities to creditors of the Trust, cause the Series A Junior Subordinated Notes to be distributed to the holders of the Preferred Securities in liquidation of the Trust. See "--Liquidation Distribution Upon Dissolution" below. This right is optional and wholly within the discretion of the Corporation. Circumstances under which the Corporation may determine to exercise such right could include the occurrence of an Investment Company Act Event or a Tax Event, adverse tax consequences to the Corporation or the Trust that are not within the definition of a Tax Event because they do not result from an amendment or change described in such definition, and changes in the accounting requirements applicable to the Preferred Securities as described under "Accounting Treatment" in the accompanying Prospectus.

  If Series A Junior Subordinated Notes are distributed to the holders of the Preferred Securities, the Corporation will use its best efforts to have the Series A Junior Subordinated Notes listed on the NYSE or on such other exchange as the Preferred Securities are then listed. After the date for any distribution of Series A Junior Subordinated Notes upon termination of the Trust, (i) the Preferred Securities and the Guarantee will no longer be deemed to be outstanding, (ii) the depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Series A Junior Subordinated Notes to be delivered upon such distribution and (iii) any certificates representing Preferred Securities not held by the depositary or its nominee will be deemed to represent Series A Junior Subordinated Notes having an aggregate principal amount equal to the aggregate liquidation amount of, with an interest rate identical to the Securities Rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, such Preferred Securities, until such certificates are presented to the Corporation or its agent for transfer or reissuance.

  There can be no assurance as to the market prices for the Preferred Securities or the Series A Junior Subordinated Notes that may be distributed in exchange for the Preferred Securities if a termination and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Series A Junior Subordinated Notes that the investor may receive on termination and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities.

REDEMPTION PROCEDURES

  In the event that fewer than all of the Trust Securities are to be redeemed, then the aggregate liquidation amount of the Trust Securities to be redeemed shall be allocated 97% to the Preferred Securities and 3% to the Common Securities.

  The Preferred Securities redeemed on each redemption date shall be redeemed at the Redemption Price with the proceeds from the contemporaneous redemption of the Series A Junior Subordinated Notes. The Redemption Price of Preferred Securities shall be deemed payable on each redemption date only to the extent that the Trust has funds legally and immediately available for payment of such Redemption Price.

  If the Property Trustee gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then, by 2:00 P.M., New York City time, on the redemption date, subject to the immediately preceding paragraph, the Property Trustee will irrevocably deposit with the securities depositary, so long as the Preferred Securities are in book-entry only form, sufficient funds to pay the applicable Redemption Price. See "--Book-Entry Only Issuance--The Depository Trust Company" below. If the Preferred Securities are not in book-entry only form, the Property Trustee, subject to the immediately preceding paragraph, will irrevocably deposit with the Paying Agent funds sufficient to pay the applicable Redemption Price and will give the Paying Agent irrevocable instructions to pay the Redemption Price to the holders thereof upon surrender of their Preferred Securities certificates. If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by the Trust or by the Corporation pursuant to the Guarantee, distributions on such Preferred Securities will continue to accrue at the then applicable rate, from such redemption date originally established by the Trust for such Preferred Securities to the date such Redemption Price is actually paid. See "--Events of Default" below, "Relationship Among the Preferred Securities, the Series A Junior Subordinated Notes and the Guarantee" herein and "Description of the Guarantees--Events of Default" in the accompanying Prospectus.

  Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Corporation or any of its affiliates may, at any time and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

  The Depository Trust Company ("DTC") will act as the initial securities depositary for the Preferred Securities. The Preferred Securities will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global Preferred Securities certificates will be issued, representing in the aggregate the total number of Preferred Securities, and will be deposited with DTC.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of Preferred Securities ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

  DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to DTC. If less than all of the Preferred Securities are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in the Preferred Securities in accordance with its procedures.

  Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Distributions, redemption proceeds and other payments in respect of the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trust, any trustee or the Corporation, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions, redemption proceeds and other amounts to DTC is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  Except as provided herein, a Beneficial Owner in a global Preferred Security will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Preferred Security.

  DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, in the event that a successor securities depositary is not obtained within 90 days, Preferred Securities certificates will be printed and delivered to the holders of record. Additionally, the Corporation may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered to the holders of record.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Corporation and the Trust believe to be reliable, but the Corporation and the Trust take no responsibility for the accuracy thereof. The Trust has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

  Pursuant to the Trust Agreement, the Trust shall terminate on March 31, 2043, or earlier upon (i) the occurrence of a Bankruptcy Event (as defined in the Trust Agreement) in respect of the Corporation, dissolution or liquidation of the Corporation, or dissolution of the Trust pursuant to a judicial decree;
(ii) the delivery of written direction to the Property Trustee by the Corporation, as Depositor, at any time (which direction is optional and wholly within the discretion of the Corporation, as Depositor) to terminate the Trust and distribute the Series A Junior Subordinated Notes to the holders of the Preferred Securities and the Common Securities in liquidation of the Trust; or
(iii) the payment at maturity or redemption of all of the Series A Junior Subordinated Notes, and the consequent payment of the Trust Securities.

  If an early termination occurs as described in clause (i) or (ii) above, the Trust shall be liquidated, and the Property Trustee shall distribute to each holder of Preferred Securities and Common Securities, after the satisfaction of liabilities to creditors of the Trust, a like principal amount of Series A Junior Subordinated Notes, unless in the case of an event described in clause
(i) such distribution is determined by the Administrative Trustees not to be practical, in which event such holders will be entitled to receive, out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors, an amount equal to the aggregate of the liquidation amount of $25 per Trust Security plus accrued and unpaid distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then subject to the next succeeding sentence, the amounts payable by the Trust on the Trust Securities shall be paid on a pro rata basis. The holder of the Common Securities will be entitled to receive payments upon any such dissolution pro rata with the holders of the Preferred Securities, except that if a Subordinated Note Indenture Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities.

EVENTS OF DEFAULT

  Any one of the following events constitutes an "Event of Default" under the Trust Agreement ("Trust Agreement Event of Default") with respect to the Trust Securities issued thereunder (whatever the reason for such Trust Agreement Event of Default, and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

    (i)the occurrence of an "Event of Default," as defined in Section 501 of the Subordinated Note Indenture, with respect to the Series A Junior Subordinated Notes ("Subordinated Note Indenture Event of Default") (see "Description of the Junior Subordinated Notes--Events of Default" in the accompanying Prospectus); or

    (ii)default by the Trust in the payment of any distribution when it becomes due and payable, and the continuation of such default for a period of 30 days; or

    (iii)default by the Trust in the payment of any Redemption Price of any Preferred Security or Common Security when it becomes due and payable; or

    (iv)default in the performance, or breach, of any covenant or warranty of the Securities Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Securities Trustees by the holders of at least 25% in liquidation amount of the outstanding Preferred Securities a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement, unless holders in liquidation amount of outstanding Preferred Securities not less than the liquidation amount of outstanding Preferred Securities the holders of which gave such notice, agree in writing to an extension of such period prior to its expiration; provided, however, that the holders of such liquidation amount of outstanding Preferred Securities shall be deemed to have agreed to an extension of such period if corrective action is initiated by the Securities Trustees within such period and is being diligently pursued; or

    (v)the occurrence of certain events of bankruptcy or insolvency with respect to the Trust.

  Within 90 days after the occurrence of any default under the Trust Agreement, the Property Trustee shall transmit notice of any such default known to the Property Trustee to the holders of Trust Securities, the Administrative Trustees and the Corporation, unless such default shall have been cured or waived. For such purpose, the term "default" means any event which is, or after notice or lapse of time or both would become, a Trust Agreement Event of Default.

  If a Subordinated Note Indenture Event of Default occurs and is continuing, then, pursuant to the Trust Agreement, (i) the holders of Preferred Securities will rely on the enforcement by the Property Trustee of its rights against the Corporation as the holder of the Series A Junior Subordinated Notes and (ii) the holders of a majority in aggregate liquidation amount of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Trust Agreement, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Series A Junior Subordinated Notes. If the Property Trustee fails to enforce its rights under the Series A Junior Subordinated Notes, a holder of Preferred Securities may, to the extent permitted by applicable law and as provided in the Trust Agreement, institute a legal proceeding against the Corporation to enforce its rights under the Trust Agreement without first instituting any legal proceeding against the Property Trustee or any other person or entity, including the Trust. Notwithstanding the foregoing, a holder of Preferred Securities may institute a legal proceeding directly against the Corporation, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on the Series A Junior Subordinated Notes having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Series A Junior Subordinated Notes. See "Relationship Among the Preferred Securities, the Series A Junior Subordinated Notes and the Guarantee" herein and "Description of the Guarantees--Events of Default" in the accompanying Prospectus.

  Unless a Subordinated Note Indenture Event of Default shall have occurred and be continuing, the Securities Trustees may be removed at any time by act of the holder of the Common Securities. If a Subordinated Note Indenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by act of the holders of a majority in liquidation amount of the Preferred Securities, delivered to the appropriate Securities Trustee (in its individual capacity and on behalf of the Trust). No resignation or removal of any Securities Trustee and no appointment of a successor shall be effective until the acceptance of appointment by the successor Trustee in accordance with the requirements of the Trust Agreement.

  If a Subordinated Note Indenture Event of Default has occurred and is continuing, the holders of Preferred Securities shall have a preference over the holders of Common Securities upon dissolution of the Trust as described above. See "--Liquidation Distribution Upon Dissolution."

VOTING RIGHTS

  Except as described in "--Amendment of the Trust Agreement" herein, in "Description of the Guarantees--Amendments and Assignment" in the accompanying Prospectus and in the immediately succeeding paragraphs and except as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

  So long as any Series A Junior Subordinated Notes are held by the Property Trustee, the Securities Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Indenture Trustee (as defined herein), or executing any trust or power conferred on the Subordinated Indenture Trustee with respect to the Series A Junior Subordinated Notes, (ii) consent to waive any past default which is waivable under Section 513 of the Subordinated Note Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Series A Junior Subordinated Notes shall be due and payable, or (iv) consent to any amendment, modification or termination of the Subordinated Note Indenture or the Series A Junior Subordinated Notes, where such consent shall be required, or to any other action, as the holder of the Series A Junior Subordinated Notes, under the Subordinated Note Indenture, without, in each case, obtaining the prior approval of the holders of at least 66 2/3% in liquidation amount of the outstanding Preferred Securities; provided, however, that where a consent under the Subordinated Note Indenture would require the consent of each holder of Series A Junior Subordinated Notes affected thereby, no such consent shall be given by the Securities Trustees without the prior consent of each holder of Preferred Securities. The Securities Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities, except pursuant to a subsequent vote of such holders. The Property Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Subordinated Indenture Trustee with respect to the Series A Junior Subordinated Notes.

  If any proposed amendment to the Trust Agreement provides for, or the Securities Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Preferred Securities, whether by way of amendment to the Trust Agreement or otherwise, or (ii) the dissolution, winding-up or termination of the Trust, other than pursuant to the Trust Agreement, then the holders of outstanding Preferred Securities will be entitled to vote as a class on such amendment or proposal, and such amendment or proposal shall not be effective except with the approval of the holders of at least 66 2/3% in liquidation amount of the outstanding Preferred Securities.

  Any required approval of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Administrative Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote to be given to each holder of record of Preferred Securities in the manner set forth in the Trust Agreement.

  Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned (whether of record or beneficially) by the Corporation, the Administrative Trustees or any affiliate of the Corporation or any Administrative Trustee shall, for purposes of such vote or consent, be treated as if they were not outstanding.

CO-PROPERTY TRUSTEES AND SEPARATE PROPERTY TRUSTEE

  At any time or times, for the purpose of meeting the legal requirements of the 1939 Act or of any jurisdiction in which any part of the Trust Property (as defined in the Trust Agreement) may at the time be located, the holder of the Common Securities and the Property Trustee shall have power to appoint, and upon the written request of the Property Trustee, the Corporation, as Depositor, shall for such purpose join with the Property Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint, one or more persons approved by the Property Trustee either to act as co-property trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. If the Corporation, as Depositor, does not join in such appointment within 15 days after the receipt by it of a request so to do, or in case a Subordinated Note Indenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

AMENDMENT OF THE TRUST AGREEMENT

  The Trust Agreement may be amended from time to time by the Corporation and the Securities Trustees without the consent of the holders of the Trust Securities (i) to cure any ambiguity, correct or supplement any provision therein which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement; provided that the amendment does not adversely affect in any material respect the interests of any holder of Trust Securities, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Trust will not be classified as other than a grantor trust for United States federal income tax purposes. Except as provided in the succeeding paragraph, other amendments to the Trust Agreement may be made (i) upon approval of the holders of not less than 66 2/3% in aggregate liquidation amount of the Trust Securities then outstanding and (ii) upon receipt by the Securities Trustees of an opinion of counsel to the effect that such amendment will not affect the Trust's status as a grantor trust or the Trust's exemption from the 1940 Act.

  Notwithstanding the foregoing, without the consent of each affected holder of Trust Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any distribution (or any payment upon redemption) on the Trust Securities or otherwise adversely affect the amount of any distribution (or any payment upon redemption) required to be made in respect of the Trust Securities as of a specified date, (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date, (iii) change the purpose of the Trust, (iv) authorize the issuance of any additional beneficial interests in the Trust, or (v) change the consent required to amend the Trust Agreement.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

  The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other entity, except as described below. The Trust may, at the request of the Corporation, with the consent of the Administrative Trustees and without the consent of the holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any state; provided that (i) such successor entity either (x) expressly assumes all of the obligations of the Trust with respect to the Trust Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Trust Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Corporation expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Series A Junior Subordinated Notes, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, (iv) such consolidation, amalgamation, merger or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such consolidation, amalgamation, merger or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose substantially identical to that of the Trust, (vii) prior to such consolidation, amalgamation, merger or replacement, the Corporation and the Property Trustee have received an opinion of counsel to the effect that
(A) such consolidation, amalgamation, merger or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect, and
(B) following such consolidation, amalgamation, merger or replacement, neither the Trust nor such successor entity will be required to register as an "investment company" under the 1940 Act, and (viii) the Corporation owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger or replacement would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

  Any corporation or other entity into which any of the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which any such Securities Trustee shall be a party, or any corporation or other entity succeeding to all or substantially all the corporate trust business of any such Securities Trustee, shall be the successor of such Securities Trustee under the Trust Agreement; provided that such corporation or other entity is otherwise qualified and eligible.

PAYMENT AND PAYING AGENT

  So long as DTC is acting as securities depositary for the Preferred Securities, payments in respect of the Preferred Securities shall be made to DTC, which is to credit the relevant accounts at DTC on the applicable Distribution Dates. If the Preferred Securities are not held by DTC, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear in the Security Register (as such term is defined in the Trust Agreement). The Paying Agent shall initially be the Property Trustee. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Administrative Trustees and the Corporation. In such event, the Administrative Trustees shall appoint a successor to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

  It is anticipated that the Property Trustee, or one of its affiliates, will act as registrar and transfer agent (the "Security Registrar") for the Preferred Securities.

  Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment in respect of any tax or other governmental charges which may be imposed in relation to it.

  The Security Registrar will not be required to register or cause to be registered any transfer of Preferred Securities that have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

  The Property Trustee, prior to the occurrence of a Trust Agreement Event of Default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby.

  The Chase Manhattan Bank, the Property Trustee, also serves as Subordinated Indenture Trustee and Guarantee Trustee and serves as Trustee under the Senior Indenture of the Corporation pursuant to which Senior Notes of the Corporation are issuable. The Corporation and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank.

GOVERNING LAW

  The Trust Agreement and the Trust Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware; provided that the immunities and standard of care of the Property Trustee shall be governed by New York law.

MISCELLANEOUS

  The Administrative Trustees are authorized and directed to operate the Trust so that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or taxed as other than a grantor trust for United States federal income tax purposes and so that the Series A Junior Subordinated Notes will be treated as indebtedness of the Corporation for United States federal income tax purposes. In this connection, the Administrative Trustees and the Corporation are authorized to take any action, not inconsistent with applicable law, the Trust's certificate of trust or the Trust Agreement, that the Administrative Trustees and the Corporation determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially and adversely affect the interests of the holders of the Preferred Securities.

             DESCRIPTION OF THE SERIES A JUNIOR SUBORDINATED NOTES

  Set forth below is a description of the terms of the Series A Junior Subordinated Notes. This description supplements, and should be read together with, the description of the general terms and provisions of the Junior Subordinated Notes set forth in the accompanying Prospectus under the caption "Description of the Junior Subordinated Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Subordinated Note Indenture (as defined therein). Certain capitalized terms used herein are defined in the Subordinated Note Indenture.

GENERAL

  The Series A Junior Subordinated Notes will be issued as a series of Junior Subordinated Notes under the Subordinated Note Indenture. The Series A Junior Subordinated Notes will be limited in aggregate principal amount to $257,731,975, such amount being the aggregate liquidation amount of the Trust Securities.

  The entire principal amount of the Series A Junior Subordinated Notes will mature and become due and payable, together with any accrued and unpaid interest thereon (including any Additional Interest (as defined below)), on March 31, 2038. The Series A Junior Subordinated Notes are not subject to any sinking fund provision.

  The interest rate and interest and other payment dates of the Series A Junior Subordinated Notes will correspond to those of the Preferred Securities, as described herein.

  The Series A Junior Subordinated Notes will rank pari passu with the other series of Junior Subordinated Notes issued under the Subordinated Note Indenture.

OPTIONAL REDEMPTION

  The Corporation will have the right to redeem the Series A Junior Subordinated Notes, in whole or in part, without premium, from time to time, on or after June 30, 2003, or at any time in whole within 90 days following the occurrence of a Special Event as described under "Description of the Preferred Securities--Special Event Redemption or Distribution," upon not less than 30 nor more than 60 days' notice, at a Redemption Price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest (including any Additional Interest) to the Redemption Date. If a partial redemption of the Series A Junior Subordinated Notes would result in the delisting of the Preferred Securities, the Corporation may redeem the Series A Junior Subordinated Notes only in whole.

INTEREST

  Each Series A Junior Subordinated Note will bear interest at the Securities Rate from the Issue Date, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on June 30, 1998, to the person in whose name such Series A Junior Subordinated Note is registered at the close of business on the fifteenth calendar day prior to such payment date; provided that interest payable at the stated maturity of principal of the Series A Junior Subordinated Notes or on a Redemption Date will be paid to the person to whom such principal is payable. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series A Junior Subordinated Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date the payment was originally payable.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  The Corporation will have the right at any time, and from time to time, to defer payments of interest on the Series A Junior Subordinated Notes by extending the interest payment period for up to 20 consecutive quarters, but not beyond the stated maturity date. Upon the termination of an Extension Period, the Corporation shall pay all interest then accrued and unpaid (including any Additional Interest) on the next succeeding Interest Payment Date. Prior to the termination of any Extension Period, the Corporation may further defer payments of interest by extending the interest payment period; provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters. During an Extension Period, the Corporation will have the right to make partial payments of interest on any Interest Payment Date. Upon the termination of any Extension Period and the payment of all amounts then due, the Corporation may select a new Extension Period, subject to the above requirements. The Corporation has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Series A Junior Subordinated Notes.

  The Corporation shall give the holder or holders of the Series A Junior Subordinated Notes and the Subordinated Indenture Trustee notice of its selection or extension of an Extension Period at least one Business Day prior to the earlier of (i) the record date relating to the Interest Payment Date on which the Extension Period is to commence or relating to the Interest Payment Date on which an Extension Period that is being extended would otherwise terminate or (ii) the date the Corporation or the Trust is required to give notice to the NYSE or other applicable self-regulatory organization of the record date or the date such distributions are payable.

ADDITIONAL INTEREST

  "Additional Interest" with respect to the Series A Junior Subordinated Notes is defined in the Subordinated Note Indenture as (i) such additional amounts as may be required so that the net amounts received and retained by a holder of Series A Junior Subordinated Notes (if the holder is the Trust) after paying taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority will not be less than the amounts the holder would have received had no such taxes, duties, assessments, or other governmental charges been imposed; and (ii) such interest as shall accrue on interest due and not paid on an Interest Payment Date, accruing at the Securities Rate from the applicable Interest Payment Date to the date of payment, compounded quarterly, on each Interest Payment Date, to the extent permitted by applicable law.

CERTAIN COVENANTS

  The Corporation covenants in the Subordinated Note Indenture, for the benefit of the holders of Series A Junior Subordinated Notes and the holders of the Preferred Securities, that, (i) if at such time the Corporation shall have given notice of its election to extend an interest payment period for the Series A Junior Subordinated Notes and such extension shall be continuing or
(ii) if at such time a Subordinated Note Indenture Event of Default shall have occurred and be continuing, (a) the Corporation shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, and (b) the Corporation shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees other than the Guarantee) issued by the Corporation which rank pari passu with or junior to the Series A Junior Subordinated Notes. None of the foregoing, however, shall restrict (i) any of the actions described in the preceding sentence resulting from any reclassification of the Corporation's capital stock or the exchange or conversion of one class or series of the Corporation's capital stock for another class or series of the Corporation's capital stock or (ii) dividends or distributions in capital stock of the Corporation.

  The Subordinated Note Indenture further provides that, for so long as the Trust Securities remain outstanding, the Corporation covenants (i) directly or indirectly to maintain 100% ownership of the Common Securities of the Trust; provided, however, that any permitted successor of the Corporation under the Subordinated Note Indenture may succeed to the Corporation's ownership of such Common Securities, and (ii) to use its reasonable efforts to cause the Trust
(a) to remain a statutory business trust, except in connection with the distribution of Series A Junior Subordinated Notes to the holders of Trust Securities in liquidation of such Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Trust Agreement, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

BOOK-ENTRY AND ISSUANCE

  If distributed to holders of Trust Securities in connection with the voluntary or involuntary dissolution, winding-up or liquidation of the Trust, the Series A Junior Subordinated Notes are expected to be issued in the form of one or more global certificates registered in the name of the securities depositary or its nominee. In such event, the procedures applicable to the transfer and payment of the Series A Junior Subordinated Notes are expected to be substantially similar to those described with respect to the Preferred Securities in "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company."

DENOMINATIONS

  The Series A Junior Subordinated Notes will be issuable in registered form without coupons in denominations of $25 or any integral multiples thereof.

DEFEASANCE

  The Corporation may cause itself to be discharged from its obligations (with certain exceptions) with respect to any Series A Junior Subordinated Notes ("Defeasance") on and after the date certain conditions set forth in the Subordinated Note Indenture are satisfied. See "Description of the Junior Subordinated Notes--Defeasance and Covenant Defeasance" in the accompanying Prospectus.

  Under current United States federal income tax laws, Defeasance would be treated as an exchange of the relevant Series A Junior Subordinated Notes in which holders of such Series A Junior Subordinated Notes might recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that holders would be required to include in income might be different from that which would be includible in the absence of such Defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a Defeasance, including the applicability and effect of tax laws other than the United States federal income tax laws.

  The provisions of the Subordinated Note Indenture that provide for Covenant Defeasance (as described in "Description of the Junior Subordinated Notes-- Defeasance and Covenant Defeasance" in the accompanying Prospectus) shall not apply to the Series A Junior Subordinated Notes.

MISCELLANEOUS

  The Corporation will have the right at all times to assign any of its rights or obligations under the Subordinated Note Indenture with respect to the Series A Junior Subordinated Notes to a direct or indirect wholly-owned subsidiary of the Corporation; provided that, in the event of any such assignment, the Corporation will remain primarily liable for the performance of all such obligations.

                 RELATIONSHIP AMONG THE PREFERRED SECURITIES,
           THE SERIES A JUNIOR SUBORDINATED NOTES AND THE GUARANTEE

  As long as payments of interest and other payments are made when due on the Series A Junior Subordinated Notes, such payments will be sufficient to cover distributions and payments due on the Trust Securities primarily because (i) the aggregate principal amount of Series A Junior Subordinated Notes will be equal to the sum of the aggregate liquidation amount of the Trust Securities;
(ii) the interest rate and interest and other payment dates on the Series A Junior Subordinated Notes will correspond to the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) the Corporation will pay for all costs and expenses of the Trust pursuant to the Agreement as to Expenses and Liabilities; and (iv) the Trust Agreement provides that the Securities Trustees shall not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

  Payments of distributions (to the extent funds therefor are legally and immediately available) and other payments due on the Preferred Securities (to the extent funds therefor are legally and immediately available) are guaranteed by the Corporation as and to the extent set forth under "Description of the Guarantees" in the accompanying Prospectus. If the Corporation does not make the required payments on the Series A Junior Subordinated Notes, it is not expected that the Trust will have sufficient funds to make the related distributions on the Preferred Securities. The Guarantee is a guarantee from the time of its issuance, but does not apply to any payment of distributions unless and until the Trust has sufficient funds legally and immediately available for the payment of such distributions.

  If a Subordinated Note Indenture Event of Default occurs and is continuing, then (i) the holders of Preferred Securities will rely on the enforcement by the Property Trustee of its rights against the Corporation as the holder of the Series A Junior Subordinated Notes and (ii) the holders of a majority in aggregate liquidation amount of the Preferred Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Trust Agreement, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Series A Junior Subordinated Notes. If the Property Trustee fails to enforce its rights under the Series A Junior Subordinated Notes, a holder of Preferred Securities may, to the extent permitted by applicable law and as provided in the Trust Agreement, institute a legal proceeding against the Corporation to enforce its rights under the Trust Agreement without first instituting any legal proceeding against the Property Trustee or any other person or entity, including the Trust. Notwithstanding the foregoing, a holder of Preferred Securities may institute a legal proceeding directly against the Corporation, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on the Series A Junior Subordinated Notes having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Series A Junior Subordinated Notes. The Trust Agreement also provides a mechanism whereby the holders of Preferred Securities may appoint a substitute Property Trustee if a Subordinated Note Indenture Event of Default occurs and is continuing.

  If the Corporation fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. In addition, any holder of Preferred Securities may institute a legal proceeding directly against the Corporation to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity.

  The Guarantee, the Subordinated Note Indenture, the Series A Junior Subordinated Notes, the Trust Agreement and the Agreement as to Expenses and Liabilities, as described above, provide a full and unconditional guarantee, subject to certain subordination provisions, by the Corporation of the payments due on the Preferred Securities.

  Upon any voluntary or involuntary dissolution, winding-up or termination of the Trust, unless the Series A Junior Subordinated Notes are distributed in connection therewith, the holders of Preferred Securities will be entitled to receive, out of assets legally available for distribution to holders, the Liquidation Distribution in cash.

See "Description of the Preferred Securities--Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Corporation, the Property Trustee, as holder of the Series A Junior Subordinated Notes, would be a subordinated creditor of the Corporation, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal and interest, before the shareholder of the Corporation receives payments or distributions. Because the Corporation is guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to holders of the Preferred Securities) pursuant to the Agreement as to Expenses and Liabilities, the positions of a holder of Preferred Securities and a holder of Series A Junior Subordinated Notes relative to other creditors and the shareholder of the Corporation in the event of liquidation or bankruptcy of the Corporation would be substantially the same.

  A default or event of default under any Senior Indebtedness would not constitute a default or Event of Default under the Subordinated Note Indenture with respect to the Series A Junior Subordinated Notes. However, in the event of a default under, or acceleration of, Senior Indebtedness, the subordination provisions of the Series A Junior Subordinated Notes provide that no payments may be made in respect of the Series A Junior Subordinated Notes until such Senior Indebtedness has been paid in full (in the case of any payment by, or distribution of assets of, the Corporation to creditors upon any dissolution, winding-up, liquidation or reorganization of the Corporation), or all amounts due thereon have been paid (in the case of a payment default thereunder (beyond any period of grace) or the acceleration of the maturity of such Senior Indebtedness because of a default with respect to such Senior Indebtedness). Failure to make required payments on the Series A Junior Subordinated Notes would (with the lapse of time, in the case of defaults in the payment of interest) constitute a Subordinated Note Indenture Event of Default, except that failure to make interest payments on the Series A Junior Subordinated Notes will not be a Subordinated Note Indenture Event of Default during an Extension Period; provided, however, that any Extension Period may not exceed 20 consecutive quarters or extend beyond the stated maturity of the Series A Junior Subordinated Notes.

                  MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

  The following is the opinion of Dewey Ballantine LLP, counsel to the Corporation and the Trust, as to the material United States income tax consequences of the purchase, ownership and disposition of the Preferred Securities, insofar as it relates to matters of law and legal conclusions. This discussion deals only with Preferred Securities held as capital assets within the meaning of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), by Holders (as defined herein) that acquire Preferred Securities on their original issue at their original offering price. Moreover, it does not include all of the tax consequences that may be important to a Holder in light of the Holder's particular circumstances or to Holders subject to special rules, such as certain financial institutions, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations, dealers in securities or currencies, individual retirement and certain tax deferred accounts, and persons who engage in a straddle or a hedge relating to a Preferred Security. Prospective investors should consult their own tax advisors with regard to the application of the tax considerations discussed below to their particular situations as well as the application of any state, local or other tax laws. This discussion is based on laws, existing and proposed regulations, and applicable judicial and administrative determinations, all of which are subject to change at any time, and any such changes may be retroactively applied in a manner that could adversely affect Holders. As used herein, the term "Holder" means a beneficial owner of a Preferred Security that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, and (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust. The following discussion does not address any tax consequences that apply specifically to nonresident aliens or foreign entities.

TREATMENT OF THE TRUST AND PREFERRED SECURITIES FOR FEDERAL INCOME TAX
PURPOSES

  The Trust will be treated as a "grantor trust" and not as an association taxable as a corporation for federal income tax purposes. Thus, for federal income tax purposes, each Holder will be treated as the beneficial owner of a pro rata undivided interest in the Series A Junior Subordinated Notes and, consequently, will be required to include in income the Holder's pro rata share of the entire income from the Series A Junior Subordinated Notes. Each Holder generally will determine its net income or loss with respect to the Trust in accordance with its own method of accounting, although income arising from OID, if any, must be taken into account under the accrual method of accounting even if the Holder otherwise would use the cash receipts and disbursements method.

ORIGINAL ISSUE DISCOUNT

  Under applicable income tax regulations, the Corporation believes that the Series A Junior Subordinated Notes will not be treated as issued with OID. It should be noted that these regulations have not yet been addressed in any rulings or other interpretations by the Internal Revenue Service (the "IRS"). Accordingly, it is possible that the IRS could take a position contrary to the interpretations described herein. Should the Corporation exercise its option to defer payments of interest, the Series A Junior Subordinated Notes would at that time be treated as issued with OID and all the stated interest payments on the Series A Junior Subordinated Notes would thereafter be treated as OID for so long as they remained outstanding. As a result, all Holders would, in effect, be required to accrue interest income even if such Holders are on a cash method of accounting. Consequently, in the event that the payment of interest is deferred, a Holder could be required to include OID in income on an economic accrual basis, notwithstanding that the Corporation will not make any interest payments during such period on the Series A Junior Subordinated Notes.

  Because income on the Preferred Securities will constitute interest or OID, corporate Holders will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Preferred Securities.

SALE OF PREFERRED SECURITIES

  Upon the sale, retirement (including redemption) or other taxable disposition of all or part of a Preferred Security, a Holder thereof will recognize gain or loss equal to the difference between the amount realized on such sale, retirement or other disposition and such Holder's adjusted tax basis in the Preferred Security or part thereof. If the Holder disposes of a Preferred Security prior to the occurrence of an Extension Period, any portion of the amount received that is attributable to accrued interest will be treated as interest income to the Holder and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Preferred Security. Any recognized gain or loss will be capital gain or loss, and such capital gain or loss will be long-term if the holding period for the Preferred Security is more than one year at the time of sale, retirement or other disposition. In the case of individuals, "net capital gain," i.e., the excess of net long-term capital gain over net short-term capital loss is generally subject to a reduced rate of federal income tax. Capital gains and losses from property held for more than 18 months will be taken into account in determining "adjusted net capital gain," which is subject to a further reduction in the rate of tax pursuant to a recent amendment of the Code. Also, in taxable years beginning after December 31, 2000, an additional reduction in the rate of tax may be available in certain circumstances for capital gains from property held by the taxpayer for more than five years. A Holder's adjusted tax basis in a Preferred Security acquired by purchase will generally equal the cost of such Preferred Security to the Holder, increased by the amount of any related accrued OID included in taxable income by the Holder and reduced by any prior payments on the Series A Junior Subordinated Notes distributed with respect to the Preferred Security. The redemption of only part of a Preferred Security will require an allocation of the Holder's pro rata share of the adjusted issue price of the related Series A Junior Subordinated Notes between the portion of the Series A Junior Subordinated Notes redeemed and the portion retained by the Holder in order to determine gain or loss.

RECEIPT OF SERIES A JUNIOR SUBORDINATED NOTES UPON LIQUIDATION OF THE TRUST

  As described under "Description of the Preferred Securities--Distribution of Series A Junior Subordinated Notes upon Termination of Trust," Series A Junior Subordinated Notes may be distributed to Holders in exchange for the Preferred Securities and in liquidation of the Trust. Such a distribution would be treated as a non-taxable event to each Holder and each Holder would receive an aggregate tax basis in the Holder's Series A Junior Subordinated Notes equal to the Holder's aggregate tax basis in its Preferred Securities. A Holder's holding period with respect to the Series A Junior Subordinated Notes so received in liquidation of the Trust would include the period for which the Preferred Securities were held by such Holder.

  If, however, the Trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of its dissolution, the distribution of the Series A Junior Subordinated Notes would constitute a taxable event to Holders of Preferred Securities and a Holder's holding period in Series A Junior Subordinated Notes would begin on the date such Series A Junior Subordinated Notes were received.

INFORMATION REPORTING TO HOLDERS

  Income on the Preferred Securities will be reported to Holders on Form 1099, which form should be mailed to Holders of Preferred Securities by January 31 following each calendar year.

BACKUP WITHHOLDING

  A Holder may be subject to "backup withholding" under certain circumstances. Backup withholding applies to a Holder if the Holder, among other things, (i) fails to furnish his social security number or other taxpayer identification number ("TIN") to the payor responsible for backup withholding (for example, the Holder's securities broker), (ii) furnishes such payor an incorrect TIN,
(iii) fails to provide such payor with a certified statement, signed under penalties of perjury, that the TIN provided to the payor is correct and that the Holder is not subject to backup withholding, or (iv) fails to report properly interest and dividends on his tax return. Backup withholding, however, does not apply to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. The backup withholding rate is 31% of "reportable payments," which generally will include distributions of interest and principal payments on the Series A Junior Subordinated Notes and payment of the proceeds from the disposition of Preferred Securities. Any amount withheld from a Holder under the backup withholding rules will be allowed as a refund or a credit against such Holder's United States federal income tax liability, provided the required information is furnished to the IRS.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE TO A HOLDER, DEPENDING UPON A HOLDER'S PARTICULAR SITUATION, AND THEREFORE EACH HOLDER SHOULD CONSULT HIS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAW.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Trust has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, A.G. Edwards & Sons, Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, PaineWebber Incorporated, Prudential Securities Incorporated and Smith Barney Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase the number of Preferred Securities set forth opposite its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                 NUMBER OF
        UNDERWRITER                                         PREFERRED SECURITIES
        -----------                                         --------------------
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated...................................       950,000
   A.G. Edwards & Sons, Inc. ..............................       925,000
   Goldman, Sachs & Co. ...................................       925,000
   Morgan Stanley & Co. Incorporated.......................       925,000
   PaineWebber Incorporated................................       925,000
   Prudential Securities Incorporated......................       925,000
   Smith Barney Inc. ......................................       925,000
   ABN AMRO Incorporated...................................       100,000
   BNY Capital Markets, Inc. ..............................       100,000
   BT Alex. Brown Incorporated.............................       100,000
   Robert W. Baird & Co. Incorporated......................       100,000
   BancAmerica Robertson Stephens..........................       100,000
   Bear, Stearns & Co. Inc. ...............................       100,000
   CIBC Oppenheimer Corp. .................................       100,000
   Citicorp Securities, Inc. ..............................       100,000
   Cowen & Company.........................................       100,000
   Dain Rauscher Wessels...................................       100,000
   Donaldson, Lufkin & Jenrette Securities Corporation.....       100,000
   EVEREN Securities, Inc. ................................       100,000
   First Chicago Capital Markets, Inc. ....................       100,000
   Fleet Securities, Inc. .................................       100,000
   Interstate/Johnson Lane Corporation.....................       100,000
   Legg Mason Wood Walker, Incorporated....................       100,000
   Lehman Brothers Inc. ...................................       100,000
   J.P. Morgan Securities Inc. ............................       100,000
   Piper Jaffray Inc. .....................................       100,000
   Raymond James & Associates, Inc. .......................       100,000
   The Robinson-Humphrey Company, LLC......................       100,000
   SBC Warburg Dillon Read Inc. ...........................       100,000
   Tucker Anthony Incorporated.............................       100,000
   Advest, Inc. ...........................................        50,000
   Blaylock & Partners, L.P. ..............................        50,000
   J.C. Bradford & Co. ....................................        50,000
   Fahnestock & Co. Inc. ..................................        50,000
   Fidelity Capital Markets................................        50,000
   First Albany Corporation................................        50,000
   First of Michigan Corporation...........................        50,000

                                                                 NUMBER OF
        UNDERWRITER                                         PREFERRED SECURITIES
        -----------                                         --------------------
   Gibraltar Securities Co. ...............................          50,000
   Gruntal & Co., L.L.C. ..................................          50,000
   Janney Montgomery Scott Inc. ...........................          50,000
   McDonald & Company Securities, Inc. ....................          50,000
   McGinn, Smith & Co., Inc. ..............................          50,000
   Mesirow Financial, Inc. ................................          50,000
   Morgan Keegan & Company, Inc. ..........................          50,000
   The Ohio Company........................................          50,000
   Olde Discount Corporation...............................          50,000
   Pryor, McClendon, Counts & Co., Inc. ...................          50,000
   Roney & Co., LLC .......................................          50,000
   Scott & Stringfellow, Inc. .............................          50,000
   Stephens Inc. ..........................................          50,000
   Stifel, Nicolaus & Company, Incorporated................          50,000
   Stone & Youngberg.......................................          50,000
   Trilon International Inc. ..............................          50,000
   Utendahl Capital Partners, L.P. ........................          50,000
                                                                 ----------
        Total..............................................      10,000,000
                                                                 ==========

  The Underwriters propose to offer the Preferred Securities, in part, directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and, in part, to certain securities dealers at such price less a concession of $.50 per Preferred Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.30 per Preferred Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

  In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Series A Junior Subordinated Notes, the Underwriting Agreement provides that the Corporation will pay as compensation (the "Underwriters' Compensation") to the Underwriters arranging the investment therein of such proceeds, an amount in immediately available funds of $.7875 per Preferred Security (or $7,875,000 in the aggregate) for the accounts of the several Underwriters.

  The Corporation and the Trust have agreed, during the period of 15 days from the date of the Underwriting Agreement, not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or the Series A Junior Subordinated Notes or any debt securities substantially similar to the Series A Junior Subordinated Notes or equity securities substantially similar to the Preferred Securities (except for the Series A Junior Subordinated Notes and the Preferred Securities issued pursuant to the Underwriting Agreement), without the prior written consent of the Representatives.

  Application has been made to list the Preferred Securities on the NYSE. If so approved, trading of the Preferred Securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. The Representatives have advised the Corporation and the Trust that they intend to make a market in the Preferred Securities prior to the commencement of trading on the NYSE. The Representatives will have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.

  Prior to this offering, there has been no public market for the Preferred Securities. In order to meet one of the requirements for listing the Preferred Securities on the NYSE, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders.

  In connection with this offering and in compliance with applicable law and industry practice, the Underwriters may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Preferred Securities at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

  In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of such purchases.

  Neither the Corporation, the Trust, nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Securities. In addition, neither the Corporation, the Trust, nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions once commenced, will not be discontinued without notice.

  The Corporation and the Trust have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the 1933 Act.

  Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, the Corporation and its affiliates in the ordinary course of business.

                                 LEGAL MATTERS

  Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Corporation and the Trust by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Corporation and the Trust. The validity of the Series A Junior Subordinated Notes, the Guarantee and certain matters relating thereto, as well as certain matters relating to United States federal income tax considerations, will be passed upon on behalf of the Corporation by Dewey Ballantine LLP, New York, New York. The validity of the Series A Junior Subordinated Notes and the Guarantee will be passed upon for the Underwriters by Sullivan & Cromwell, New York, New York.

                                    GLOSSARY

 1933 Act................................... The Securities Act of 1933, as
                                             amended.
 1934 Act................................... The Securities Exchange Act of
                                             1934, as amended.
 1939 Act................................... The Trust Indenture Act of 1939,
                                             as amended.
 1940 Act................................... The Investment Company Act of
                                             1940, as amended.
 Additional Interest........................ Amounts payable by the
                                             Corporation as defined under
                                             "Description of the Series A
                                             Junior Subordinated Notes--
                                             Additional Interest."
 Administrative Trustees.................... Robert T. Lucas III and S. L.
                                             Love.
 Agreement as to Expenses and Liabilities... The agreement between the
                                             Corporation and the Trust
                                             pursuant to which the Corporation
                                             has agreed to pay all
                                             indebtedness, expenses or
                                             liabilities of the Trust, other
                                             than the Trust's obligations to
                                             pay to the holders of the
                                             Preferred Securities the amounts
                                             due such holders pursuant to the
                                             terms thereof.
 Code....................................... The Internal Revenue Code of
                                             1986, as amended.
 Common Securities.......................... The Trust Securities being sold to the Corporation.
 Corporation................................ Duke Capital Corporation.
 Delaware Trustee........................... Chase Manhattan Bank Delaware.
 DTC........................................ The Depository Trust Company, a
                                             "clearing corporation" that
                                             initially will hold (through its
                                             agents) a global certificate or
                                             certificates evidencing the
                                             Preferred Securities.
 Distribution Dates......................... March 31, June 30, September 30
                                             and December 31 of each year.
 Extension Period........................... Any period during which interest is not paid on the Series A
                                             Junior Subordinated Notes (and,
                                             consequently, on the Preferred
                                             Securities) at the election of
                                             the Corporation to the extent
                                             permitted under the terms of the
                                             Series A Junior Subordinated
                                             Notes.
 Guarantee.................................. The guarantee by the Corporation of the payments by the Trust on
                                             the Preferred Securities from
                                             funds legally and immediately
                                             available in the Trust.
 Guarantee Payments......................... Payments required to be made pursuant to the Guarantee as
                                             described in "Description of the
                                             Guarantees--General" in the
                                             accompanying Prospectus.
 Guarantee Trustee.......................... The trustee under the Guarantee;
                                             initially, The Chase Manhattan
                                             Bank.

Issue Date................................. The date set forth on the cover page hereof on which the Series A Junior Subordinated
                                            Notes and Preferred Securities are
                                            scheduled to be issued.
Investment Company Act Event............... An event of the type described in
                                            "Description of the Preferred Securities--
                                            Special Event Redemption or Distribution."
Junior Subordinated Notes.................. Unsecured junior subordinated debt securities of the Corporation that may be
                                            issued in one or more series pursuant to
                                            the Subordinated Note Indenture.
NYSE....................................... New York Stock Exchange, Inc.
Preferred Securities....................... The Trust Securities being offered to investors pursuant to this Prospectus
                                            Supplement and the accompanying Prospectus.
Property Trustee........................... A trustee under the Trust Agreement designated to hold the trust property;
                                            initially, The Chase Manhattan Bank.
Record Date................................ The close of business on the 15th calendar day prior to a Distribution Date.
Redemption Price........................... The liquidation amount of $25 per Preferred
                                            Security, plus accrued and unpaid
                                            distributions thereon (including any
                                            interest thereon) to the date of payment.
Securities Rate............................ The per annum interest rate expressed as a percentage of the liquidation amount of $25
                                            per Preferred Security as set forth on the
                                            cover page of this Prospectus Supplement.
Securities Trustees........................ The Property Trustee, Administrative
                                            Trustees and Delaware Trustee.
Senior Indebtedness........................ Indebtedness of the Corporation described under "Description of the Junior
                                            Subordinated Notes--Subordination" in the
                                            accompanying Prospectus.
Series A Junior Subordinated Notes......... The junior subordinated deferrable interest notes of the Corporation designated as
                                            Series A 7 3/8% Junior Subordinated Notes
                                            due March 31, 2038.
Special Event.............................. A Tax Event or an Investment Company Act
                                            Event.
Subordinated Indenture Trustee............. The trustee under the Subordinated Note
                                            Indenture; initially, The Chase Manhattan
                                            Bank.
Subordinated Note Indenture................ The indenture pursuant to which the
                                            Corporation's Series A Junior Subordinated
                                            Notes will be issued.
Subordinated Note Indenture
 Event of Default.......................... As described, with respect to the Series A
                                            Junior Subordinated Notes, under
                                            "Description of the Junior Subordinated
                                            Notes--Events of Default" in the
                                            accompanying Prospectus.

Tax Event.................................. An event of the type described in
                                            "Description of the Preferred Securities--
                                            Special Event Redemption or Distribution."
Trust...................................... Duke Capital Financing Trust I, a Delaware
                                            business trust that will issue the Trust
                                            Securities.
Trust Agreement............................ The agreement pursuant to which the Trust is organized, as it may be amended and
                                            restated from time to time.
Trust Agreement Event of Default........... As described under "Description of the
                                            Preferred Securities--Events of Default."
Trust Securities........................... The Preferred Securities and the Common
                                            Securities.

PROSPECTUS
                                $1,000,000,000
                           DUKE CAPITAL CORPORATION
                                 SENIOR NOTES
                           JUNIOR SUBORDINATED NOTES

                                ---------------
                        DUKE CAPITAL FINANCING TRUST I
                        DUKE CAPITAL FINANCING TRUST II
                       DUKE CAPITAL FINANCING TRUST III

                          TRUST PREFERRED SECURITIES
         FULLY AND UNCONDITIONALLY GUARANTEED, AS SET FORTH HEREIN, BY
                           DUKE CAPITAL CORPORATION
                    A SUBSIDIARY OF DUKE ENERGY CORPORATION

                                ---------------

  Duke Capital Corporation, a Delaware corporation (the "Corporation"), may offer, from time to time, (i) its senior notes (the "Senior Notes") in one or more series or (ii) its junior subordinated notes (the "Junior Subordinated Notes") in one or more series. The Senior Notes will be unsecured obligations of the Corporation and will rank pari passu (equal in priority) with all other unsecured and unsubordinated debt of the Corporation. The Junior Subordinated Notes will be unsecured obligations of the Corporation and will be subordinate and junior in right of payment to Senior Indebtedness (as defined herein) of the Corporation.

  Duke Capital Financing Trust I, Duke Capital Financing Trust II and Duke Capital Financing Trust III, each a statutory business trust created under the laws of the State of Delaware (individually, a "Trust" and collectively, the "Trusts"), may offer, from time to time, trust preferred securities (collectively, the "Preferred Securities") representing preferred undivided beneficial interests in the assets of the respective Trusts. The Corporation will own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing common undivided beneficial interests in the assets of the respective Trusts. The payment of periodic cash distributions on the Preferred Securities of each Trust and payments on liquidation or redemption with respect to such Preferred Securities, in each case to the extent such Trust has funds legally and immediately available therefor, will be guaranteed by the Corporation as described herein (individually, a "Guarantee" and collectively, the "Guarantees"). See "Description of the Guarantees." The Corporation's obligations under each Guarantee will be subordinate and junior in right of payment to all of its other liabilities and will rank pari passu with the most senior preferred stock that may be issued by the Corporation. Concurrently with the issuance by a Trust of its Preferred Securities, such Trust will invest the proceeds thereof and of the Corporation's purchase of the Common Securities of such Trust in a related series of Junior Subordinated Notes of the Corporation with terms corresponding to the terms of such Trust's Preferred Securities. Junior Subordinated Notes may subsequently be distributed pro rata to holders of the Trust Securities of a Trust in connection with the termination of such Trust upon the occurrence of certain events as may be described in an accompanying Prospectus Supplement.

  As described herein, the Corporation will, through each Guarantee, the Subordinated Note Indenture, the Junior Subordinated Notes of the related series, the related Trust Agreement and the related Agreement as to Expenses and Liabilities, fully and unconditionally guarantee all of each Trust's obligations with respect to its Preferred Securities.

  Specific terms of the Senior Notes of any series, the Junior Subordinated Notes of any series or the Preferred Securities of any Trust in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement with respect to such securities, which will describe, without limitation and where applicable, the following: (a) in the case of Senior Notes or Junior Subordinated Notes, the specific designation, aggregate principal amount, denominations, maturity, interest payment dates, interest rate (or the method of determining such rate), any redemption, exchange or sinking fund provisions, and any other specific terms of the offering, and (b) in the case of Preferred Securities, the specific designation, number of Preferred Securities, liquidation amount per security, distribution rate (or the method of determining such rate), dates on which distributions will be payable, voting rights, any redemption, exchange or sinking fund provisions, and any other rights, preferences, privileges, limitations and restrictions.

  The Senior Notes, Junior Subordinated Notes and Preferred Securities may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, however, that the aggregate initial public offering price of all Senior Notes, Junior Subordinated Notes and Preferred Securities shall not exceed $1,000,000,000.

  The Prospectus Supplement relating to any series of Senior Notes or Junior Subordinated Notes or the Preferred Securities will contain information concerning material United States federal income tax considerations, if applicable to such Senior Notes, Junior Subordinated Notes or Preferred Securities.

                                ---------------
 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION  NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
      PASSED  UPON THE  ACCURACY  OR ADEQUACY  OF  THIS PROSPECTUS.  ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

  The Senior Notes, Junior Subordinated Notes and Preferred Securities may be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. See "Plan of Distribution." If agents or any underwriters or dealers are involved in the sale of Senior Notes, Junior Subordinated Notes or Preferred Securities in respect of which this Prospectus is being delivered, the names of such agents, underwriters or dealers and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Senior Notes, Junior Subordinated Notes or Preferred Securities.

                                ---------------
                                 May 13, 1998

                             AVAILABLE INFORMATION

  The Corporation and the Trusts have filed with the Securities and Exchange Commission (the "Commission") a combined registration statement on Form S-3 (the "Registration Statement," which term encompasses any amendments thereof and exhibits thereto) under the Securities Act of 1933, as amended (the "1933 Act"). As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made.

  The Corporation has filed with the Commission a registration statement on Form 10 (the "Form 10") for the registration of its common stock, without par value, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, as a result, is subject to the informational requirements of the 1934 Act, and in accordance therewith will file periodic and current reports and other information with the Commission. The Registration Statement, the Form 10 and such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, 500 West Madison Street, Suite 1400, Chicago, Ill. 60661, and Seven World Trade Center, Suite 1300, New York, N.Y. 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, information statements and other information regarding registrants, such as the Corporation, that file electronically with the Commission.

  No separate financial statements of any Trust are included herein. The Corporation considers that such statements would not be material to holders of the Preferred Securities because each Trust has no independent operations and its sole purpose is investing the proceeds of the sale of its Trust Securities in Junior Subordinated Notes. The Corporation does not expect that any of the Trusts will be filing reports under the 1934 Act with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Form 10 filed by the Corporation with the Commission is incorporated in and made a part of this Prospectus by reference.

  All documents filed by the Corporation with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated herein by reference and made a part of this Prospectus from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the accompanying Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the accompanying Prospectus Supplement.

  THE CORPORATION WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT ARE DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). SUCH REQUESTS SHOULD BE DIRECTED TO THE INVESTOR RELATIONS DEPARTMENT, DUKE CAPITAL CORPORATION, P.O. BOX 1005, CHARLOTTE, NORTH CAROLINA 28201, TELEPHONE (704) 382-3853 OR (800) 488-3853 (TOLL-FREE).

                           DUKE CAPITAL CORPORATION

  The Corporation is a wholly-owned subsidiary of Duke Energy Corporation ("Duke Energy") which, under the name of Duke Power Company, completed a merger with PanEnergy Corp ("PanEnergy") on June 18, 1997 and changed its name to its present form. As a result, PanEnergy became a wholly-owned subsidiary of Duke Energy. Subsequent to the merger, Duke Energy contributed all of the common stock of PanEnergy to the Corporation, which, under the name of Church Street Capital Corp., served as the parent company of Duke Energy's non-utility operations. The combination of the Corporation and PanEnergy was accounted for similar to a pooling of interests and, accordingly, the consolidated financial statements for periods prior to the combination were restated to include the operations of PanEnergy. The Corporation provides financing and credit enhancement services for its subsidiaries and conducts its operating activities through its business segments as follows:

 Energy Transmission

  The Corporation is engaged in the interstate transportation and storage of natural gas. Through its four major pipeline subsidiaries--Texas Eastern Transmission Corporation, Algonquin Gas Transmission Company, Panhandle Eastern Pipe Line Company and Trunkline Gas Company--the Corporation owns and operates one of the nation's largest gas transmission networks, delivering approximately 12% of the natural gas consumed in the United States. This fully interconnected, 37,500-mile system can receive natural gas from most major North American producing regions for delivery to markets throughout the Mid-Atlantic, New England and Midwest states as shown below.


                                     MAP

 Energy Services

  The Energy Services group offers a broad variety of worldwide services in energy asset monetization, engineering, construction, liquids, gas and electric marketing, risk management, natural gas liquids shipping, gas processing and transport and "inside-the-fence" and merchant power generation. The Field Services unit is engaged in the business of purchasing, gathering, transporting and marketing natural gas, natural gas liquids and crude oil to industrial end-users, local distribution companies, liquid petroleum gas wholesalers and retailers and refiners. Through Duke Energy Trading and Marketing L.L.C., Duke Energy Marketing, L.P., and Duke/Louis Dreyfus L.L.C., the Corporation markets natural gas and electric power and provides risk management services to utilities, municipalities and other large energy users.

  Duke Engineering & Services, Inc., provides full-scope engineering, technical and professional services to public and private sector clients worldwide in all phases of nuclear, renewable and conventional power generation, from conceptual design through construction and full life-cycle operation. Specialized capabilities include engineering, design, project and construction management, operations and maintenance, quality assurance, environmental management, facility siting, petroleum services, power delivery services and safety and health training. Duke/Fluor Daniel provides services related to the engineering, procurement, construction and operation and maintenance of fossil-fueled generating stations. The Global Asset Development group develops, owns, manages and operates energy projects internationally, electric generation facilities in the United States and Canada, and on-site, "inside-the-fence" electric generation and energy conversion facilities for industrial customers. DukeSolutions is the Corporation's retail energy services provider, offering customers a "one-stop shop" solution for natural gas and electric commodities, energy efficiency and productivity services and asset monetization.

  The scope of the activities of Energy Services is shown below.


MAP

                                                                           MAP

 Other Operations

  Crescent Resources, Inc. ("Crescent Resources") conducts real estate management, forestry, and commercial and residential real estate development operations. DukeNet Communications, Inc. ("DukeNet") develops and manages communications systems, including fiber optic and wireless digital network services.

  The scope of the activities of Crescent Resources and DukeNet is shown below.




                                     MAP

  The principal executive offices of the Corporation are located at 422 South Church Street, Charlotte, North Carolina 28202, telephone (704) 594-6200.

  The following financial information is qualified in its entirety by the financial statements included in the Form 10 incorporated by reference in this Prospectus. See "Incorporation of Certain Documents by Reference."

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                       (MILLIONS, EXCEPT PER SHARE DATA)

                                                       YEAR ENDED DECEMBER 31,
                                                     ---------------------------
                                                      1997(1)  1996(1)  1995(1)
                                                     --------- -------- --------
INCOME STATEMENT DATA
Operating Revenues.................................. $11,914.8 $7,816.1 $5,187.7
Operating Expenses..................................  11,079.0  6,946.8  4,393.9
                                                     --------- -------- --------
 Operating Income...................................     835.8    869.3    793.8
Other Income, Net...................................      36.7     20.1     18.0
                                                     --------- -------- --------
Earnings Before Interest and Taxes..................     872.5    889.4    811.8
Interest Expense....................................     214.2    232.1    239.5
Income Before Extraordinary Item....................     380.3    399.0    348.1
Net Income..........................................     380.3    382.3    348.1

--------
(1) Data reflects accounting for the combination of the Corporation and PanEnergy on June 30, 1997 similar to a pooling of interests. As a result, the data gives effect to the combination as if it had occurred as of January 1, 1995.

BALANCE SHEET DATA
Property, Plant and Equipment, net ................. $ 6,065.2 $5,800.7 $5,429.1
Total Assets........................................  11,096.8  9,751.7  8,225.8
Short-term Debt ....................................     137.7    359.1    150.0
Long-term Debt, including current portion...........   2,941.3  2,203.3  2,401.9

                               FINANCIAL RATIOS
                                  (UNAUDITED)

                                                        YEAR ENDED DECEMBER 31,
                                                        ------------------------
                                                        1997 1996 1995 1994 1993
                                                        ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges (1)................. 3.7  3.6  3.2  2.7  2.1

--------
(1) For purposes of this ratio (i) earnings consists of income from continuing operations before income taxes and fixed charges and (ii) fixed charges consist of all interest deductions and the interest component of rentals.

                                  THE TRUSTS

  Each Trust is a statutory business trust formed under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on January 29, 1998. Each Trust's business is defined in a trust agreement, executed by the Corporation, as Depositor, and the Delaware Trustee thereunder. The trust agreement of each Trust will be amended and restated in its entirety substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part (the "Trust Agreement"). Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "1939 Act"). Each Trust exists for the exclusive purposes of (i) issuing its Trust Securities representing undivided beneficial interests in the assets of such Trust, (ii) investing the gross proceeds of its Trust Securities in a related series of Junior Subordinated Notes, and
(iii) engaging in only those other activities necessary, appropriate, convenient or incidental thereto.

  Each Trust's business and affairs will be conducted by its trustees, which shall be appointed by the Corporation as the holder of the Common Securities: two officers of the Corporation as Administrative Trustees; The Chase Manhattan Bank as Property Trustee; and Chase Manhattan Bank Delaware as Delaware Trustee. The Property Trustee of each Trust will act as the indenture trustee with respect to such Trust for purposes of compliance with the provisions of the 1939 Act.

  The principal place of business of each Trust shall be c/o the Corporation, 422 South Church Street, Charlotte, North Carolina 28202, telephone (704) 594-6200.

  Reference is made to the Prospectus Supplement relating to the Preferred Securities of a Trust for further information concerning such Trust.

                                USE OF PROCEEDS

  Each Trust will invest the proceeds received from the sale of the Preferred Securities in Junior Subordinated Notes. Except as may be otherwise described in an applicable Prospectus Supplement, the net proceeds received by the Corporation from such investment and any proceeds received from the sale of its Senior Notes or other sales of its Junior Subordinated Notes will be used for general corporate purposes, including capital expenditures, working capital, debt repayments and advances to affiliates.

                        DESCRIPTION OF THE SENIOR NOTES

  Set forth below is a description of the terms of the Senior Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Senior Indenture, dated as of April 1, 1998, between the Corporation and The Chase Manhattan Bank, as trustee (the "Senior Indenture Trustee"), as to be supplemented, with respect to a series of Senior Notes, by a supplemental indenture (each, a "Supplemental Indenture") thereto establishing such series of Senior Notes (the Senior Indenture, as so supplemented and as such indenture may be further supplemented from time to time, is hereinafter referred to as the "Senior Note Indenture"), the form of which Senior Note Indenture and Supplemental Indenture are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of each series of Senior Notes will include those stated in the Senior Note Indenture with respect to such series and those made a part of the Senior Note Indenture by reference to the 1939 Act. Certain capitalized terms used herein are defined in the Senior Note Indenture.

GENERAL

  The Senior Notes will be issued as one or more series of unsecured senior debt securities under the Senior Note Indenture and will rank pari passu with all other unsecured and unsubordinated debt of the Corporation. The Senior
Note Indenture does not limit the aggregate principal amount of Senior Notes that may be issued thereunder and provides that Senior Notes may be issued from time to time in one or more series pursuant to supplemental indentures or pursuant to resolutions of the Corporation's Board of Directors or a duly authorized committee thereof. The Senior Notes of a series need not be issued at the same time or bear interest at the same rate or mature on the same date.

  The Corporation conducts its business through subsidiaries. Accordingly, the ability of the Corporation to meet its obligations under the Senior Notes will be dependent on the earnings and cash flows of its subsidiaries and the ability of its subsidiaries to pay dividends or to advance or repay funds to the Corporation. In addition, the rights of the Corporation and its creditors to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors.

  Reference is made to the applicable Prospectus Supplement (the "Prospectus Supplement") for the following terms of any particular series of Senior Notes:
(i) the title of such series of Senior Notes; (ii) any limit on the aggregate principal amount of such Senior Notes; (iii) the date or dates on which the principal of any of such Senior Notes will be payable or the method by which such date or dates will be determined, and the right, if any, of the Corporation to shorten or extend the date on which the principal of any Senior Notes of the series is payable; (iv) the rate or rates at which any of such Senior Notes will bear interest, if any, or the method by which such rate or rates will be determined, and the date or dates from which any such interest will accrue; (v) the Interest Payment Dates on which any such interest will be payable and the Regular Record Date, if any, for any such interest payable on any Interest Payment Date; (vi) if applicable, whether the interest payment periods may be extended by the Corporation and, if so, the terms of any such extension; (vii) the place or places where the principal of and any premium and interest on any of such Senior Notes will be payable, if other than the principal corporate trust office of the Senior Indenture Trustee; (viii) the obligation, if any, of the Corporation to redeem or purchase any of such Senior Notes pursuant to any sinking fund, purchase fund or analogous provision or at the option of the holder thereof and the terms and conditions on which any of such Senior Notes may be redeemed or purchased pursuant to such obligation; (ix) the terms and conditions, if any, on which any of such Senior Notes may be redeemed at the option of the Corporation; (x) if applicable, the fact that certain terms of the Senior Note Indenture which are described below under the caption "Defeasance and Covenant Defeasance" will not apply to any of such Senior Notes; (xi) the currency, currencies or currency units in which the principal of and any premium and interest on any of such Senior Notes will be payable, if other than U.S. dollars, and the manner of determining the equivalent thereof in U.S. dollars for any purpose;
(xii) if the principal of or any premium or interest on any of such Senior Notes is to be payable, at the election of the Corporation or the holder thereof, in one or more currencies or currency units other than those in which such Senior Notes are stated to be payable, then the currency, currencies or currency units in which such payments will be made, the terms and conditions upon which such election is to be made and the amount so payable (or the manner of determining any such amount); (xiii) the portion of the principal amount of any of such Senior Notes which will be payable upon declaration of acceleration of the maturity thereof, if other than the entire principal amount thereof; (xiv) whether any of such Senior Notes will be issuable in whole or in part in the form of one or more Global Securities, and, if so, the identity of the depositary (the "Depositary") for any such Global Security or Global Securities and any provisions regarding the transfer, exchange or legending of any such Global Security, if different from those described below under the caption "Global Securities"; (xv) any addition to, change in or deletion from the Events of Default or covenants with respect to any of such Senior Notes; (xvi) any index or formula used to determine the amount of principal of or any premium or interest on any of such Senior Notes and the manner of determining any such amounts; (xvii) if the principal amount payable at the stated maturity of any of such Senior Notes will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity (or the manner of determining any such deemed principal amount); and (xviii) any other terms of such Senior Notes.

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the Senior Notes will be issued only in fully registered form, without coupons, and no service charge will be made for any registration of transfer or exchange of the Senior Notes, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  Senior Notes, including Original Issue Discount Senior Notes, may be offered and sold at a substantial discount below their principal amount. Special United States federal income tax and other considerations, if any, applicable thereto will be described in the applicable Prospectus Supplement. In addition, certain special United States federal income tax or other considerations, if any, applicable to any Senior Notes which are denominated in a currency or currency unit other than U.S. dollars may be described in the applicable Prospectus Supplement.

  The Senior Note Indenture does not contain provisions that afford any holders of Senior Notes protection in the event of a highly leveraged transaction involving the Corporation.

GLOBAL SECURITIES

  Some or all of the Senior Notes of a series of Senior Notes may be represented in whole or in part by one or more Global Securities that will be deposited with or on behalf of one or more Depositaries.

  The specific terms of the depositary arrangement with respect to any Senior Notes of a series will be described in the Prospectus Supplement relating thereto. The Corporation anticipates that the following provisions will apply to all depositary arrangements.

  Unless otherwise specified in the Prospectus Supplement relating thereto, Senior Notes which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of a Global Security in registered form, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Senior Notes represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Senior Notes or by the Corporation, if such Senior Notes are offered and sold directly by the Corporation. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Securities will be shown on, and the transfer of any such ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in Global Securities by persons that hold through participants will be effected only through records maintained by such participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

  So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Senior Notes represented by such Global Security for all purposes under the Senior
Note Indenture. Except as set forth below, owners of beneficial interests in the Global Security will not be entitled to have the Senior Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Senior Notes in definitive form and will not be considered the owners or holders thereof under the Senior Note Indenture.

  Payment of principal of and any premium and interest on Senior Notes registered in the name of or held by a Depositary or its nominee will be made in immediately available funds to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Senior Notes. None of the Corporation, the Senior Indenture Trustee, any Paying Agent or the Security Registrar for such Senior Notes will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security for such Senior Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Corporation expects that a Depositary for Senior Notes of a series, upon receipt of any payment of principal or any premium or interest in respect of a Global Security, will credit immediately participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Corporation also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

  A Global Security may not be transferred in whole or in part except by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. If a Depositary for Senior Notes of a series is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Corporation within 90 days or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act when the Depositary is required to be registered to act as such Depositary and no successor is appointed by the Corporation within 90 days, then the Corporation will issue Senior Notes in definitive registered form in exchange for the Global Security or Global Securities representing such Senior Notes. In addition, the Corporation may at any time determine not to have any Senior Notes represented by one or more Global Securities and, in such event, will issue Senior Notes in definitive registered form in exchange for the Global Securities representing such Senior Notes. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of the Senior Notes represented by such Global Security equal in principal amount to such beneficial interest and to have such Senior Notes registered in its name.

EVENTS OF DEFAULT

  The following will be Events of Default under the Senior Note Indenture with respect to Senior Notes of any series issued thereunder (unless inapplicable to the particular series or otherwise modified or deleted in a supplemental indenture, as set forth in the applicable Prospectus Supplement): (a) failure to pay principal of or any premium on any Senior Note of that series when due;
(b) failure to pay any interest on any Senior Note of that series when due, continued for 60 days; provided, however, that the date on which such payment is due and payable shall be the date on which the Corporation is required to make payment following any deferral of payments of interest by the Corporation pursuant to the terms of such Senior Notes; (c) failure to make any sinking fund payment when and as due by the terms of any Senior Note of that series, continued for 60 days; (d) failure to perform any covenant of the Corporation in the Senior Note Indenture (other than a covenant which has expressly been included in the Senior Note Indenture solely for the benefit of series of Senior Notes other than that series), continued for 90 days after written notice has been given by the Senior Indenture Trustee or the holders of at least 33% in principal amount of the outstanding Senior Notes of that series (unless such time period is extended by the Senior Indenture Trustee or by the Senior Indenture Trustee and the holders of a principal amount of Senior Notes of that series not less than the principal amount of Senior Notes the holders of which had given such notice of default; provided, however, that the Senior Indenture Trustee, or the Senior Indenture Trustee and such holders, as the case may be, will be deemed to have agreed to such an extension if corrective action is initiated, and is being diligently pursued, by the Corporation, as further provided in the Senior Note Indenture); (e) certain events in bankruptcy, insolvency or reorganization of the Corporation; and (f) any other Event of Default provided with respect to Senior Notes of that series.

  If an Event of Default with respect to Senior Notes of a series occurs and is continuing, then the Senior Indenture Trustee or the holders of not less than 33% in principal amount of the outstanding Senior Notes of that series may, by notice to the Corporation (and to the Senior Indenture Trustee if given by holders), declare to be immediately due and payable the principal amount (or, if any Senior Notes of that series are Original Issue Discount Senior Notes, such portion of the principal amount as may be specified in the terms of the series) of all Senior Notes of that series. However, the Event of Default giving rise to such declaration will, without further act, be deemed waived, and such declaration deemed rescinded, at any time after such a declaration of acceleration and before a judgment or decree for payment of the money due has been obtained by the Senior Indenture Trustee, if (i) the Corporation has paid or deposited with the Senior Indenture Trustee a sum sufficient to pay all overdue interest on the Senior Notes of such series, the principal of and any premium on the Senior Notes of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Senior Notes, interest on overdue interest at the rate or rates prescribed therefor in the Senior Notes of such series (to the extent permitted by applicable law), and all amounts due to the Senior Indenture Trustee under the Senior Note Indenture and (ii) all Events of Default with respect to the Senior Notes of such series (other than the nonpayment of the principal of the Senior Notes of such series which became due solely by such declaration of acceleration) have been cured or waived. Reference is made to the Prospectus Supplement relating to any series of Senior Notes which are Original Issue Discount Senior Notes for the particular provisions relating to acceleration of a portion of the principal amount of such Original Issue Discount Senior Notes upon the occurrence of an Event of Default and the continuation thereof.

  Subject to the provisions of the Senior Note Indenture relating to the duties of the Senior Indenture Trustee in case of a continuing Event of Default under the Senior Note Indenture, the Senior Note Indenture provides that the Senior Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request or direction of any of the holders unless such holders shall have offered to the Senior Indenture Trustee reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. Subject to such provisions for indemnification and certain other rights of the Senior Indenture Trustee, the holders of a majority in principal amount of the outstanding Senior Notes of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Senior Indenture Trustee or exercising any trust or power conferred on the Senior Indenture Trustee with respect to the Senior Notes of that series. The Senior Indenture Trustee may withhold notice to the holders of Senior Notes of any series of any default (except in payment of principal or interest) with respect to such series of Senior Notes, if it in good faith considers it in the interest of holders to do so.

  No holder of a Senior Note of any series will have any right to institute any proceeding with respect to the Senior Note Indenture or for any remedy thereunder unless such holder has previously given the Senior Indenture Trustee written notice of a continuing Event of Default with respect to the Senior Notes of that series and unless the holders of not less than a majority in principal amount of the outstanding Senior Notes of that series have made such written request, and offered reasonable indemnity, to the Senior Indenture Trustee to institute such proceeding, and the Senior Indenture Trustee has not received from the holders of a majority in principal amount of the outstanding Senior Notes of that series a direction inconsistent with such request and has failed to institute such proceeding within 60 days after receipt of such notice and offer of indemnity. Notwithstanding the foregoing, the holder of any Senior Note will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to certain limitations, interest on such Senior Note on the stated maturity thereof (or, in the case of redemption, on the Redemption Date) and to institute suit for the enforcement of any such payment.

  The Corporation is required to furnish annually to the Senior Indenture Trustee an officers' certificate to the effect that, to the best knowledge of the officers providing such certificate, the Corporation is not in default in the performance and observance of any terms, provisions or conditions of the Senior Note Indenture or, if there has been a default, specifying such default and its status.

REGISTRATION AND TRANSFER

  If the Senior Notes of a series (or of a series and specified tenor) are to be redeemed, the Corporation will not be required to (i) issue, register the transfer of, or exchange any Senior Notes of that series (or of that series and specified tenor, as the case may be) during a period of fifteen days immediately preceding the date notice is mailed identifying the Senior Notes of that series that are called for redemption or (ii) register the transfer of or exchange any Senior Note so selected for redemption, in whole or in part, except the unredeemed portion of any such Senior Note being redeemed in part.

DENOMINATIONS

  Unless otherwise set forth in the applicable Prospectus Supplement, the Senior Notes will be issuable in denominations of $1,000 or any integral multiples thereof.

PAYMENT AND PAYING AGENT

  Payment of principal of any Senior Notes will be made only against surrender to the Paying Agent of such Senior Notes. Interest on Senior Notes will be payable, subject to such surrender where applicable, at the office of the Paying Agent or, at the option of the Corporation, (i) by wire transfer to such account at a banking institution in the United States as is designated in writing to the Senior Indenture Trustee at least sixteen days prior to the date of payment by the person entitled thereto or (ii) by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register with respect to such Senior Notes.

  Unless otherwise set forth in the applicable Prospectus Supplement, the Senior Indenture Trustee will act as Paying Agent with respect to the Senior Notes and the principal corporate trust office of the Senior Indenture Trustee will serve as the office through which the Paying Agent acts. Notwithstanding the foregoing, the Corporation may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.

  All moneys paid by the Corporation to a Paying Agent for the payment of the principal of or interest on the Senior Notes which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Corporation at the Corporation's request, and the holder of such Senior Notes will thereafter look only to the Corporation for payment thereof.

MODIFICATION; WAIVER

  The Corporation and the Senior Indenture Trustee may amend or modify (with certain exceptions) the Senior Note Indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Senior Notes of all series of Senior Notes affected thereby (voting as one class); provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Senior Note affected thereby,
(a) change the stated maturity of the principal of, or any installment of principal of or interest on, any Senior Note; (b) reduce the principal amount of, or the rate of interest on, or any premium payable upon the redemption of, any Senior Note or reduce the amount of principal of any Senior Note which would be due and payable upon acceleration of the maturity thereof; (c) change the currency of payment of principal of, or any premium or interest on, any Senior Note; (d) impair the right to institute suit for the enforcement of any such payment on any Senior Note on or after the stated maturity thereof (or date of redemption); (e) reduce the percentage in principal amount of Senior Notes of any series, the consent of whose holders is required to amend or modify the Senior Note Indenture, to waive compliance with certain provisions of the Senior Note Indenture or to waive certain defaults; or (f) with certain exceptions, modify the above provisions or the sections of the Senior Note Indenture governing waiver of certain covenants and past defaults.

In addition, the Corporation and the Senior Indenture Trustee may execute, without the consent of any holders of the Senior Notes, supplemental indentures for certain other purposes, including for the purpose of creating a new series of Senior Notes.

  The holders of not less than a majority in aggregate principal amount of the outstanding Senior Notes of any series may waive, insofar as that series is concerned, compliance by the Corporation with certain restrictive provisions of the Senior Note Indenture. The holders of not less than a majority in aggregate principal amount of the outstanding Senior Notes of all series under the Senior Note Indenture with respect to which a default has occurred and is continuing (voting as one class) may waive any past default under the Senior
Note Indenture with respect to all such series, except a default in the payment of principal of, or any premium or interest on any Senior Note of such series or in respect of a covenant or provision under the Senior Note Indenture which cannot be amended or modified without the consent of the holder of each outstanding Senior Note affected thereby.

CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER

  The Senior Note Indenture provides that the Corporation may consolidate or merge with or into another corporation or other entity of a sort specified in the Senior Note Indenture, or convey or transfer its properties and assets as an entirety or substantially as an entirety to any such entity; provided that the successor, if any, assumes by supplemental indenture the Corporation's obligations under the Senior Note Indenture and the Senior Notes issued thereunder and the Corporation delivers an officers' certificate and an opinion of counsel to the Senior Indenture Trustee stating that all conditions precedent in the Senior Note Indenture relating to such consolidation, merger, conveyance or transfer have been complied with. Upon the assumption by the successor of the Corporation's obligations under the Senior Note Indenture and the Senior Notes issued thereunder, and the satisfaction of any other conditions precedent provided for in the Senior Note Indenture, the successor will succeed to and be substituted for the Corporation under the Senior Note Indenture and the Corporation will be relieved of its obligations under the Senior Note Indenture and the Senior Notes.

NEGATIVE PLEDGE

  The Senior Note Indenture provides that the Corporation will not, nor will it permit any Principal Subsidiary of the Corporation to, while any of the Senior Notes remain outstanding, create, or suffer to be created or to exist, any mortgage, lien, pledge, security interest or other encumbrance of any kind upon any Principal Property of the Corporation or any Principal Subsidiary of the Corporation or upon any shares of stock of any Principal Subsidiary of the Corporation, whether such Principal Property is, or shares of stock are, now owned or hereafter acquired, to secure any indebtedness for borrowed money of the Corporation, unless it makes effective provision whereby the Senior Notes then outstanding will be secured by such mortgage, lien, pledge, security interest or other encumbrance equally and ratably with any and all indebtedness for borrowed money thereby secured so long as any such indebtedness shall be so secured; provided, however, that neither the Corporation nor any Principal Subsidiary of the Corporation will be precluded from creating, or from suffering to be created or to exist, any mortgages, liens, pledges, security interests or other encumbrances, or any agreements, with respect to (i) purchase money mortgages, or other purchase money liens, pledges, security interests or other encumbrances of any kind upon property acquired after the date of the Senior Note Indenture by the Corporation or any Principal Subsidiary of the Corporation, or mortgages, liens, pledges, security interests or other encumbrances of any kind existing on any property or any shares of stock at the time of the acquisition thereof (including mortgages, liens, pledges, security interests or other encumbrances which exist on any property or any shares of stock of a Person which is consolidated with or merged with or into the Corporation or any Principal Subsidiary of the Corporation or which transfers or leases all or substantially all of its properties to the Corporation or any Principal Subsidiary of the Corporation), or conditional sales agreements or other title retention agreements and leases in the nature of title retention agreements with respect to any property acquired after the date of the Senior Note Indenture; provided, however, that no such mortgage, lien, pledge, security interest or other encumbrance will extend to or cover any other property of the Corporation or such Principal Subsidiary of the Corporation; (ii) mortgages, liens, pledges, security interests or other encumbrances of any kind upon any property of the Corporation or any Principal Subsidiary of the Corporation or any shares of stock of any Principal Subsidiary of the Corporation existing as of the date of the initial issuance of the Senior Notes or upon the property or any shares of stock of any corporation, which mortgages, liens, pledges, security interests or other encumbrances existed at the time such corporation became a Principal Subsidiary of the Corporation; liens for taxes or assessments or other governmental charges or levies; pledges or deposits to secure obligations under workers' compensation laws, unemployment insurance and other social security legislation, including liens of judgments thereunder which are not currently dischargeable; pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Corporation or any Principal Subsidiary of the Corporation is a party; pledges or deposits to secure public or statutory obligations of the Corporation or any Principal Subsidiary of the Corporation; builders', materialmen's, mechanics', carriers', warehousemen's, workers', repairmen's, operators', landlords' or other like liens in the ordinary course of business, or deposits to obtain the release of such liens; pledges or deposits to secure, or in lieu of, surety, stay, appeal, indemnity, customs, performance or return-of-money bonds; other pledges or deposits for similar purposes in the ordinary course of business; liens created by or resulting from any litigation or proceeding which at the time is being contested in good faith by appropriate proceedings; liens incurred in connection with the issuance of bankers' acceptances and lines of credit, bankers' liens or rights of offset and any security given in the ordinary course of business to banks or others to secure any indebtedness payable on demand or maturing within 12 months of the date that such indebtedness is originally incurred; liens incurred in connection with repurchase, swap or other similar agreements (including, without limitation, commodity price, currency exchange and interest rate protection agreements); leases made, or existing on property acquired, in the ordinary course of business; liens securing industrial revenue or pollution control bonds; liens, pledges, security interests or other encumbrances on any property arising in connection with any defeasance, covenant defeasance or in-substance defeasance of indebtedness of the Corporation or any Principal Subsidiary of the Corporation, including the Senior Notes; liens created in connection with, and created to secure, a non-recourse obligation; zoning restrictions, easements, licenses, rights-of-way, restrictions on the use of property or minor irregularities in title thereto, which do not, in the opinion of the Corporation, materially impair the use of such property in the operation of the business of the Corporation or the value of such property for the purpose of such business; (iii) mortgages, liens, pledges, security interests or other encumbrances in favor of the United States of America, any State, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages, including, without limitation, mortgages to secure indebtedness of the pollution control or industrial revenue bond type; (iv) indebtedness which may be issued by the Corporation or any Principal Subsidiary of the Corporation in connection with a consolidation or merger of the Corporation or any Principal Subsidiary of the Corporation with or into any other Person (which may be an affiliate of the Corporation or any Principal Subsidiary of the Corporation) in exchange for or otherwise in substitution for secured indebtedness of such Person ("Third Party Debt") which by its terms (1) is secured by a mortgage on all or a portion of the property of such Person, (2) prohibits secured indebtedness from being incurred by such Person, unless the Third Party Debt shall be secured equally and ratably with such secured indebtedness or (3) prohibits secured indebtedness from being incurred by such Person; (v) indebtedness of any Person which is required to be assumed by the Corporation or any Principal Subsidiary of the Corporation in connection with a consolidation or merger of such Person, with respect to which any property of the Corporation or any Principal Subsidiary of the Corporation is subjected to a mortgage, lien, pledge, security interest or other encumbrance; (vi) mortgages, liens, security interests or other encumbrances on property held or used by the Corporation or any Principal Subsidiary of the Corporation in connection with the exploration for, or development, gathering, production, storage or marketing of, natural gas, oil or other minerals (including liquified gas and synthetic gas); (vii) mortgages, liens, pledges, security interests or other encumbrances of any kind upon any property acquired, constructed, developed or improved by the Corporation or any Principal Subsidiary of the Corporation (whether alone or in association with others) after the date of the Senior Note Indenture which are created prior to, at the time of, or within 18 months after such acquisition (or in the case of property constructed, developed or improved, after the completion of such construction, development or improvement and commencement of full commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price or cost thereof; provided that in the case of such construction, development or improvement the mortgages, liens, pledges, security interests or other encumbrances shall not apply to any property theretofore owned by the Corporation or any Principal Subsidiary of the Corporation other than theretofore unimproved real property; (viii) mortgages, liens, pledges, security interests and other encumbrances in favor of the Corporation, one or more Principal Subsidiaries of the Corporation, one or more wholly-owned Subsidiaries of the Corporation or any of the foregoing in combination; (ix) the replacement, extension or renewal (or successive replacements, extensions or renewals), as a whole or in part, of any mortgage, lien, pledge, security interest or other encumbrance, or of any agreement, referred to above in clauses (i) through (viii) inclusive, or the replacement, extension or renewal (not exceeding the principal amount of indebtedness secured thereby together with any premium, interest, fee or expense payable in connection with any such replacement, extension or renewal) of the indebtedness secured thereby; provided that such replacement, extension or renewal is limited to all or a part of the same property that secured the mortgage, lien, pledge, security interest or other encumbrance replaced, extended or renewed (plus improvements thereon or additions or accessions thereto); or (x) any other mortgage, lien, pledge, security interest or other encumbrance not excepted by the foregoing clauses (i) through (ix); provided that immediately after the creation or assumption of such mortgage, lien, pledge, security interest or other encumbrance, the aggregate principal amount of indebtedness for borrowed money of the Corporation secured by all mortgages, liens, pledges, security interests and other encumbrances created or assumed under the provisions of clause (x) will not exceed an amount equal to 10% of common stockholder's equity of the Corporation, as shown on its consolidated balance sheet for the accounting period occurring immediately prior to the creation or assumption of such mortgage, lien, pledge, security interest or other encumbrance.

  For the purposes of the preceding paragraph, the following terms have the meanings hereafter specified: "Principal Property" means any natural gas pipeline, natural gas gathering system, natural gas storage facility, natural gas processing plant or other plant or facility located in the United States that in the opinion of the Board of Directors or management of the Corporation is of material importance to the business conducted by the Corporation and its consolidated subsidiaries taken as a whole; "Principal Subsidiary" means any Subsidiary which owns a Principal Property; and "Subsidiary" means, as to any Person, a corporation of which more than 50% of the outstanding shares of stock having ordinary voting power (other than stock having such power only by reason of contingency) is at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.

DEFEASANCE AND COVENANT DEFEASANCE

  The Senior Note Indenture provides that, unless the terms of a given series of Senior Notes provide otherwise, the Corporation may cause itself to be (a) discharged from its obligations (with certain exceptions) with respect to any Senior Notes or series of Senior Notes ("Defeasance") and (b) released from its obligations under certain covenants especially established in respect of any Senior Notes or series of Senior Notes and from the obligations, if applicable, described above under the caption "Negative Pledge" with respect to any such Senior Notes ("Covenant Defeasance"), on and after the date certain conditions set forth in the Senior Note Indenture are satisfied. Such conditions include the irrevocable deposit with the Senior Indenture Trustee, in trust for such purpose, of money and/or Government Obligations (as defined in the Senior Note Indenture), which through the scheduled payment of principal and interest thereon will provide moneys in an amount sufficient to pay the principal of and any premium and interest on such Senior Notes on the stated maturities of such payments or upon redemption.

  Defeasance by the Corporation with respect to any Senior Notes of a series is permitted under certain circumstances under the Senior Note Indenture notwithstanding the Corporation's prior Covenant Defeasance with respect to Senior Notes of that series. Following a Defeasance, payment of any of such Senior Notes may not be accelerated because of an Event of Default (as defined in the Senior Note Indenture). Following a Covenant Defeasance, payment of Senior Notes may not be accelerated under the Senior Note Indenture by reference to the covenants noted under clause (b) above. However, if such an acceleration were to occur, the realizable value at the acceleration date of the money and Government Obligations in the defeasance trust could be less than the principal and interest then due on such Senior Notes, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

  Under current United States federal income tax law, the Defeasance contemplated in the preceding paragraphs would be treated as an exchange of the relevant Senior Notes in which holders of Senior Notes might recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that holders would be required to include in income might be different from that which would be includible in the absence of such Defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a Defeasance, including the applicability and effect of tax laws other than the United States federal income tax laws.

  Under current United States federal income tax law, unless accompanied by other changes in the terms of the Senior Notes, Covenant Defeasance should not be treated as a taxable exchange.

INFORMATION CONCERNING THE SENIOR INDENTURE TRUSTEE

  The Chase Manhattan Bank, the Senior Indenture Trustee, will also serve as the Subordinated Indenture Trustee and as Property Trustee and Guarantee Trustee with respect to any Preferred Securities issued by the Trusts. The Corporation and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank.

GOVERNING LAW

  The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

                 DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

  Set forth below is a description of the terms of the Junior Subordinated Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Indenture, dated as of April 1, 1998, between the Corporation and The Chase Manhattan Bank, as trustee (the "Subordinated Indenture Trustee"), as to be supplemented, with respect to a series of Junior Subordinated Notes, by a supplemental indenture (each, a "Supplemental Indenture") thereto establishing such series of Junior Subordinated Notes (the Subordinated Indenture, as so supplemented and as such Indenture may be further supplemented from time to time, is hereinafter referred to as the "Subordinated Note Indenture"), the forms of which Subordinated Note Indenture and Supplemental Indenture are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of each series of Junior Subordinated Notes will include those stated in the Subordinated Note Indenture with respect to such series and those made a part of the Subordinated Note Indenture by reference to the 1939 Act. Certain capitalized terms used herein are defined in the Subordinated Note Indenture.

GENERAL

  The Junior Subordinated Notes will be issued as one or more series of unsecured subordinated debt securities (all such series of Junior Subordinated Notes collectively, the "Junior Subordinated Notes" and all series of Subordinated Notes collectively, the "Subordinated Notes") under the Subordinated Note Indenture. The Subordinated Note Indenture does not limit the aggregate principal amount of Subordinated Notes (including Junior Subordinated Notes) that may be issued thereunder and provides that Subordinated Notes (including Junior Subordinated Notes) may be issued from time to time in one or more series pursuant to supplemental indentures or pursuant to resolutions of the Corporation's Board of Directors or a duly authorized committee thereof.

  Reference is made to the applicable Prospectus Supplement for the following terms of any particular series of Junior Subordinated Notes: (i) the title of such series of Junior Subordinated Notes; (ii) any limit on the aggregate principal amount of such Junior Subordinated Notes; (iii) the date or dates on which the principal of such Junior Subordinated Notes will be payable or the method by which such date or dates will be determined, and the right, if any, of the Corporation to shorten or extend the date on which the principal of any Junior Subordinated Notes of the series is payable; (iv) the rate or rates at which such Junior Subordinated Notes will bear interest, if any, or the method by which such rate or rates will be determined, and the date or dates from which any such interest will accrue; (v) the Interest Payment Dates on which any such interest will be payable and the Regular Record Date, if any, for any such interest payable on any Interest Payment Date; (vi) if applicable, whether the interest payment periods may be extended by the Corporation, and, if so, the terms of any such extension; (vii) the place or places where the principal of and any premium and interest on such Junior Subordinated Notes will be payable, if other than the principal corporate trust office of the Subordinated Indenture Trustee; (viii) the obligation, if any, of the Corporation to redeem or purchase such Junior Subordinated Notes pursuant to any sinking fund, purchase fund or analogous provision or at the option of the holder thereof and the terms and conditions on which such Junior Subordinated Notes may be redeemed or purchased pursuant to such obligation; (ix) the terms and conditions, if any, on which such Junior Subordinated Notes may be redeemed at the option of the Corporation; (x) if applicable, the fact that certain terms of the Subordinated Note Indenture which are described below under the caption "Defeasance and Covenant Defeasance" will not apply to such Junior Subordinated Notes; (xi) the currency, currencies or currency units in which the principal of and any premium and interest of such Junior Subordinated Notes will be payable, if other than U.S. dollars, and the manner of determining the equivalent thereof in U.S. dollars for any purpose; (xii) if the principal of or any premium or interest on such Junior Subordinated Notes is to be payable, at the election of the Corporation or the Holder thereof, in one or more currencies or currency units other than those in which such Junior Subordinated Notes are stated to be payable, then the currency, currencies or currency units in which such payments will be made, the terms and conditions upon which such election is to be made and the amount so payable (or the manner of determining any such amount); (xiii) the portion of the principal amount of any such Junior Subordinated Notes which will be payable upon declaration of acceleration of the Maturity thereof, if other than the entire principal amount thereof; (xiv) whether such Junior Subordinated Notes will be issuable in whole or in part in the form of one or more Global Securities and, if so, the identity of the depositary (the "Depositary") for any such Global Security or Global Securities and any provisions regarding the transfer, exchange or legending of any such Global Security if different from those described below under the caption "Global Securities"; (xv) any addition to, change in or deletion from the Subordinated
Note Indenture Events of Default or the covenants of the Corporation with respect to such Junior Subordinated Notes; (xvi) any index or formula used to determine the amount of principal of or any premium or interest on such Junior Subordinated Notes and the manner of determining any such amounts; (xvii) if the principal amount payable at the stated maturity of such Junior Subordinated Notes will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity (or the manner of determining any such deemed principal amount); and (xviii) any other terms of such Junior Subordinated Notes.

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the Junior Subordinated Notes will be issued only in fully registered form, without coupons, and no service charge will be made for any registration of transfer or exchange of the Junior Subordinated Notes, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  The interest rate and interest and other payment dates of each series of Junior Subordinated Notes issued to a Trust will correspond to those of the related Preferred Securities of such Trust as described in the Prospectus Supplement relating to such Preferred Securities.

  The Subordinated Note Indenture does not contain provisions that afford holders of Junior Subordinated Notes protection in the event of a highly leveraged transaction involving the Corporation.

SUBORDINATION

  Each series of Junior Subordinated Notes will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Note Indenture, to all Senior Indebtedness (as defined below) of the Corporation. In the event, subject to certain exceptions, (a) of any payment by, or distribution of assets of, the Corporation to creditors upon any dissolution, winding-up, liquidation or reorganization of the Corporation, whether in bankruptcy, insolvency or other proceedings, or (b) that (i) a default (beyond any period of grace) shall have occurred and be continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness or (ii) the maturity of any Senior Indebtedness shall have been accelerated because of a default with respect to such Senior Indebtedness, then the holders of all Senior Indebtedness shall be entitled to receive payment, in the case of (a) above, of all amounts due or to become due upon all Senior Indebtedness, and, in the case of (b) above, of all amounts due thereon, or provision shall be made for such payment, before the holders of any series of Junior Subordinated Notes are entitled to receive payments of principal or interest on such Junior Subordinated Notes.

  The term "Senior Indebtedness" is defined in the Subordinated Note Indenture to mean, with respect to any series of Subordinated Notes, the principal of, and premium, if any, and interest on and any other payment in respect of indebtedness due pursuant to any of the following, whether outstanding at the date of execution of the Subordinated Note Indenture or thereafter incurred, created or assumed: (a) all indebtedness of the Corporation evidenced by notes, debentures, bonds or other securities sold by the Corporation for money or other obligations for money borrowed, (b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by the Corporation or in effect guaranteed by the Corporation through an agreement to purchase, contingent or otherwise, and (c) all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (a) and (b), unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same by its terms provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with such Subordinated Notes. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions contained in the Subordinated Note Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

  The Corporation conducts its business through subsidiaries. Accordingly, the ability of the Corporation to meet its obligations under the Junior Subordinated Notes will be dependent on the earnings and cash flows of its subsidiaries and the ability of its subsidiaries to pay dividends or to advance or repay funds to the Corporation. In addition, the rights of the Corporation and its creditors to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors.

  Certain future series of Subordinated Notes, if any, may rank senior to, and hence constitute Senior Indebtedness with respect to, series of Junior Subordinated Notes.

  The Subordinated Note Indenture does not limit the amount of Senior Indebtedness that may be issued by the Corporation. As of December 31, 1997, Senior Indebtedness of the Corporation aggregated approximately $933,788,680.

GLOBAL SECURITIES

  Some or all of the Subordinated Notes of a series may be represented in whole or in part by one or more Global Securities that will be deposited with or on behalf of one or more Depositaries.

  The specific terms of the depositary arrangement with respect to any Subordinated Notes of a series will be described in the Prospectus Supplement relating thereto. The Corporation anticipates that the following provisions will apply to all depositary arrangements.

  Unless otherwise specified in the Prospectus Supplement relating thereto, Subordinated Notes which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of a Global Security in registered form, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amount of the Subordinated Notes represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Subordinated Notes or by the Corporation, if such Subordinated Notes are offered and sold directly by the Corporation. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Securities will be shown on, and the transfer of any such ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in Global Securities by persons that hold through participants will be effected only through records maintained by such participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

  So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Subordinated Notes represented by such Global Security for all purposes under the Subordinated Note Indenture. Except as set forth below, owners of beneficial interests in the Global Security will not be entitled to have the Subordinated Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Subordinated Notes in definitive form and will not be considered the owners or holders thereof under the Subordinated Note Indenture.

  Payment of principal of and any premium and interest on Subordinated Notes registered in the name of or held by a Depositary or its nominee will be made in immediately available funds to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Subordinated Notes. None of the Corporation, the Subordinated Indenture Trustee, any Paying Agent or the Security Registrar for such Subordinated Notes will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security for such Subordinated Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Corporation expects that a Depositary for Subordinated Notes of a series, upon receipt of any payment of principal or any premium or interest in respect of a Global Security, will credit immediately participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Corporation also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

  A Global Security may not be transferred in whole or in part except by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. If a Depositary for Subordinated Notes of a series is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Corporation within 90 days or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act when the Depositary is required to be registered to act as such Depositary and no successor is appointed by the Corporation within 90 days, then the Corporation will issue Subordinated Notes in definitive registered form in exchange for the Global Security or Global Securities representing such Subordinated Notes. In addition, the Corporation may at any time determine not to have any Subordinated Notes represented by one or more Global Securities and, in such event, will issue Subordinated Notes in definitive registered form in exchange for the Global Securities representing such Subordinated Notes. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Subordinated Notes represented by such Global Security equal in principal amount to such beneficial interest and to have such Subordinated Notes registered in its name.

EVENTS OF DEFAULT

  The following will be Subordinated Note Indenture Events of Default with respect to each series of Junior Subordinated Notes (unless inapplicable to the particular series or otherwise deleted or modified in a supplemental indenture, as set forth in the applicable Prospectus Supplement); (a) failure to pay principal of or any premium on any Junior Subordinated Note of such series when due; (b) failure to pay any interest on any Junior Subordinated Note of such series when due, continued for 60 days; provided, however, that the date on which such payment is due and payable shall be the date on which the Corporation is required to make payment following any deferral of payments of interest by the Corporation pursuant to the terms of such Junior Subordinated Notes; (c) failure to perform any covenant of the Corporation in the Subordinated Note Indenture (other than a covenant which has expressly been included in the Subordinated Note Indenture solely for the benefit of a series of Junior Subordinated Notes other than that series), continued for 90 days after written notice has been given by the Subordinated Indenture Trustee or the holders of at least 33% in principal amount of the outstanding Junior Subordinated Notes of such series (unless such time period is extended by the Subordinated Indenture Trustee or by the Subordinated Indenture Trustee and the holders of a principal amount of Junior Subordinated Notes of such series not less than the principal amount of such Notes the holders of which had given such notice of default; provided, however, that the Subordinated Indenture Trustee, or the Subordinated Indenture Trustee and such holders, as the case may be, will be deemed to have agreed to such an extension if corrective action is initiated and is being diligently pursued by the Corporation); and (d) certain events in bankruptcy, insolvency or reorganization of the Corporation.

  If a Subordinated Note Indenture Event of Default with respect to the Junior Subordinated Notes of a series occurs and is continuing, then the Subordinated Indenture Trustee or the holders of not less than 33% in principal amount of the outstanding Junior Subordinated Notes of such series may, by notice to the Corporation (and to the Subordinated Indenture Trustee if given by holders), declare to be immediately due and payable the principal amount of all Junior Subordinated Notes of such series. However, the Subordinated Note Indenture Event of Default giving rise to such declaration will, without further act, be deemed waived, and such declaration deemed rescinded, at any time after such a declaration of acceleration and before a judgment or decree for payment of the money due has been obtained by the Subordinated Indenture Trustee, if (i) the Corporation has paid or deposited with the Subordinated Indenture Trustee a sum sufficient to pay all overdue interest on the Junior Subordinated Notes of such series, the principal of and any premium on the Junior Subordinated Notes of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Junior Subordinated Notes, interest on overdue interest at the rate or rates prescribed therefor in such Junior Subordinated Notes (to the extent permitted by applicable law), and all amounts due to the Subordinated Indenture Trustee under the Subordinated Note Indenture and (ii) all Subordinated Note Indenture Events of Default with respect to the Junior Subordinated Notes of such series (other than the nonpayment of the principal which became due solely by such declaration of acceleration) have been cured or waived.

  A holder of Preferred Securities may institute a legal proceeding directly against the Corporation, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on the Junior Subordinated Notes of the related series having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Junior Subordinated Notes of such series.

  Subject to the provisions of the Subordinated Note Indenture relating to the duties of the Subordinated Indenture Trustee in case of a continuing Subordinated Note Indenture Event of Default, the Subordinated Note Indenture provides that the Subordinated Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Note Indenture at the request or direction of any of the holders unless such holders shall have offered to the Subordinated Indenture Trustee reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. Subject to such provisions for indemnification and certain other rights of the Subordinated Indenture Trustee, the holders of a majority in principal amount of the outstanding Subordinated Notes of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Subordinated Indenture Trustee or exercising any trust or power conferred on the Subordinated Indenture Trustee with respect to such Subordinated Notes. The Subordinated Indenture Trustee may withhold notice to the holders of Subordinated Notes of any series of any default (except in payment of principal or interest) with respect to such series of Subordinated Notes, if it in good faith considers it in the interest of holders to do so.

  No holder of a Junior Subordinated Note of any series will have any right to institute any proceeding with respect to the Subordinated Note Indenture or for any remedy thereunder unless such holder has previously given the Subordinated Indenture Trustee written notice of a continuing Subordinated
Note Indenture Event of Default with respect to the Junior Subordinated Notes of such series and unless the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Notes of such series have made such written request, and offered reasonable indemnity, to the Subordinated Indenture Trustee to institute such proceeding, and the Subordinated Indenture Trustee has not received from the holders of a majority in principal amount of the outstanding Junior Subordinated Notes of such series a direction inconsistent with such request and has failed to institute such proceeding within 60 days after receipt of such notice and offer of indemnity. Notwithstanding the foregoing, the holder of any Junior Subordinated Note will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to certain limitations, interest on such Junior Subordinated Note on the stated maturities thereof (or, in the case of redemption, on the Redemption Date) and to institute suit for the enforcement of any such payment.

  The Corporation is required to furnish annually to the Subordinated Indenture Trustee an officers' certificate to the effect that, to the best knowledge of the officers providing such certificate, the Corporation is not in default in the performance and observance of any terms, provisions or conditions of the Subordinated Note Indenture or, if there has been a default, specifying such default and its status.

REGISTRATION AND TRANSFER

  If the Junior Subordinated Notes of a series are to be redeemed, the Corporation will not be required to (i) issue, register the transfer of, or exchange any Junior Subordinated Notes of that series during a period of fifteen days immediately preceding the date notice is mailed identifying the Junior Subordinated Notes of such series that are called for redemption or
(ii) register the transfer of or exchange any Junior Subordinated Notes of such series so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Note of such series being redeemed in part.

DENOMINATIONS

  Unless otherwise set forth in the applicable Prospectus Supplement, Junior Subordinated Notes will be issuable in denominations of $1,000 or any integral multiples thereof.

PAYMENT AND PAYING AGENT

  Payment of principal of any Junior Subordinated Notes will be made only against surrender to the Paying Agent of such Junior Subordinated Notes. Interest on Junior Subordinated Notes will be payable, subject to such surrender where applicable, at the office of the Paying Agent or, at the option of the Corporation, (i) by wire transfer to such account at a banking institution in the United States as is designated in writing to the Subordinated Indenture Trustee at least sixteen days prior to the date of payment by the person entitled thereto or (ii) by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register with respect to such Junior Subordinated Notes.

  Unless otherwise set forth in the applicable Prospectus Supplement, the Subordinated Indenture Trustee will act as Paying Agent with respect to the Junior Subordinated Notes and the principal corporate trust office of the Subordinated Indenture Trustee will serve as the office through which the Paying Agent acts. Notwithstanding the foregoing, the Corporation may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.

  All moneys paid by the Corporation to a Paying Agent for the payment of the principal of or interest on the Junior Subordinated Notes which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Corporation at the Corporation's request, and the holder of such Junior Subordinated Notes will thereafter look only to the Corporation for payment thereof.

MODIFICATION; WAIVER

  The Corporation and the Subordinated Indenture Trustee may amend or modify (with certain exceptions) the Subordinated Note Indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Subordinated Notes of all series of Subordinated Notes affected thereby (voting as one class); provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Subordinated Note affected thereby, (a) change the stated maturity of the principal of, or any installment of principal of or interest on, any Subordinated Note; (b) reduce the principal amount of, or the rate of interest on, or any premium payable upon the redemption of, any Subordinated Note or reduce the amount of principal of any Subordinated Note which would be due and payable upon acceleration of the maturity thereof; (c) change the currency of payment of principal of, or any premium or interest on, any Subordinated Note;
(d) impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or date of redemption); (e) reduce the percentage in principal amount of Subordinated Notes of any series, the consent of whose holders is required to amend or modify the Subordinated Note Indenture, to waive compliance with certain provisions of the Subordinated
Note Indenture or to waive certain defaults; or (f) with certain exceptions, modify the above provisions or the sections of the Subordinated Note Indenture governing waiver of certain covenants and past defaults. In addition, the Corporation and the Subordinated Indenture Trustee may execute, without the consent of any holders of Subordinated Notes, supplemental indentures for certain other purposes, including for the purpose of creating a new series of Subordinated Notes.

  The holders of not less than a majority in aggregate principal amount of the outstanding Subordinated Notes of any series may waive, insofar as that series is concerned, compliance by the Corporation with certain restrictive provisions of the Indenture under which such Subordinated Notes were issued. The holders of not less than a majority in aggregate principal amount of the outstanding Subordinated Notes of all series under the Subordinated Note Indenture with respect to which a default has occurred and is continuing (voting as one class) may waive any past default under the Subordinated Note Indenture with respect to all such series, except a default in the payment of principal of, or any premium or interest on, any Subordinated Note of such series or in respect of a covenant or provision under the Subordinated Note Indenture which cannot be amended or modified without the consent of the holder of each outstanding Subordinated Note affected thereby.

  The Subordinated Note Indenture may not be amended to alter the subordination of any Junior Subordinated Notes or any other Subordinated Notes without the written consent of each holder of Senior Indebtedness then outstanding that would be adversely affected thereby.

CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER

  The Subordinated Note Indenture provides that the Corporation may consolidate or merge with or into another corporation or other entity of a sort specified in the Subordinated Note Indenture, or convey or transfer its properties and assets as an entirety or substantially as an entirety to any such entity; provided that the successor, if any, assumes by supplemental indenture the Corporation's obligations under the Subordinated Note Indenture and the Subordinated Notes issued thereunder and the Corporation delivers to the Subordinated Indenture Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent in the Subordinated Note Indenture relating to such consolidation, merger, conveyance or transfer have been complied with. Upon the assumption by the successor of the Corporation's obligations under the Subordinated Note Indenture and the Subordinated Notes issued thereunder, and the satisfaction of any other conditions precedent provided for in the Subordinated Note Indenture, the successor will succeed to and be substituted for the Corporation under such Indenture and the Corporation will be relieved of its obligations under the Subordinated Note Indenture and the Subordinated Notes.

DEFEASANCE AND COVENANT DEFEASANCE

  The Subordinated Note Indenture provides that, unless the terms of a given series of Subordinated Notes provide otherwise, the Corporation may cause itself to be (a) discharged from its obligations (with certain exceptions) with respect to any Subordinated Notes or series of Subordinated Notes ("Defeasance") and (b) released from its obligations under certain covenants especially established in respect of such series ("Covenant Defeasance"), on and after the date certain conditions set forth in the Subordinated Note Indenture are satisfied. Such conditions include the irrevocable deposit with the Subordinated Indenture Trustee, in trust for such purpose, of money and/or Government Obligations (as defined in the Subordinated Note Indenture), which through the scheduled payment of principal and interest thereon will provide moneys in an amount sufficient to pay the principal of and any premium and interest on such Subordinated Notes on the stated maturities of such payments or upon redemption.

  Defeasance by the Corporation with respect to any Subordinated Notes of a series is permitted under certain circumstances under the Subordinated Note Indenture notwithstanding the Corporation's prior Covenant Defeasance with respect to Subordinated Notes of that series. Following a Defeasance, payment of any of such Subordinated Notes may not be accelerated because of an Event of Default (as defined in the Subordinated Note Indenture). Following a Covenant Defeasance, payment of Subordinated Notes may not be accelerated under the Subordinated Note Indenture by reference to the covenants noted under clause (b) above. However, if such an acceleration were to occur, the realizable value at the acceleration date of the money and Government Obligations in the defeasance trust could be less than the principal and interest then due on such Subordinated Notes, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

  Under current United States federal income tax law, the Defeasance contemplated in the preceding paragraphs would be treated as an exchange of the relevant Subordinated Notes in which holders of Subordinated Notes might recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that holders would be required to include in income might be different from that which would be includible in the absence of such Defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a Defeasance, including the applicability and effect of tax laws other than the United States federal income tax laws.

  Under current United States federal income tax law, unless accompanied by other changes in the terms of the Subordinated Notes, Covenant Defeasance should not be treated as a taxable exchange.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

  The Chase Manhattan Bank, the Subordinated Indenture Trustee, will also serve as the Senior Indenture Trustee and as Property Trustee and Guarantee Trustee. The Corporation and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank.

GOVERNING LAW

  The Subordinated Note Indenture and the Subordinated Notes (including the Junior Subordinated Notes) will be governed by, and construed in accordance with, the internal laws of the State of New York.

                    DESCRIPTION OF THE PREFERRED SECURITIES

  Each Trust may issue only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Trust Agreement of each Trust will authorize the Administrative Trustees, on behalf of the Trust, to issue the Preferred Securities of such Trust. The Preferred Securities of each Trust will have such terms, including distribution, redemption, voting and liquidation rights, and such other preferred, deferral or other special rights or such restrictions as shall be set forth in the Trust Agreement of such Trust. Reference is made to the Prospectus Supplement relating to the Preferred Securities of a Trust for specific terms, including
(i) the distinctive designation of such Preferred Securities; (ii) the number of Preferred Securities issued by such Trust; (iii) the annual distribution rate (or method of determining such rate) for Preferred Securities of such Trust and the date or dates on which such distributions shall be payable; (iv) the date or dates, or method of determining the date or dates, from which distributions on the Preferred Securities shall be cumulative; (v) the amount or amounts that shall be paid out of the assets of such Trust to the holders of the Preferred Securities of such Trust upon voluntary or involuntary dissolution, winding-up or termination of such Trust; (vi) the obligation, if any, of such Trust to purchase or redeem such Preferred Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which such Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the voting rights, if any, of such Preferred Securities in addition to those required by law, including any requirement for the approval by the holders of Preferred Securities as a condition to specified action or amendments to the Trust Agreement of such Trust; (viii) the right, if any, to defer distributions on the Preferred Securities upon extension of the interest payment period on the related Junior Subordinated Notes; and (ix) any other relative rights, preferences, privileges, limitations or restrictions of such Preferred Securities not inconsistent with the Trust Agreement of such Trust or applicable law. All Preferred Securities offered hereby will be guaranteed by the Corporation to the extent set forth under "Description of the Guarantees." Any material United States federal income tax considerations applicable to an offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

                         DESCRIPTION OF THE GUARANTEES

  Set forth below is a summary of information concerning the Guarantees that will be executed and delivered by the Corporation for the benefit of the holders of Preferred Securities of the respective Trusts from time to time. Each Guarantee will be qualified as an indenture under the 1939 Act. The Chase Manhattan Bank will act as indenture trustee under each Guarantee (the "Guarantee Trustee") for purposes of the 1939 Act. The terms of the respective Guarantees will be those set forth therein and those made part thereof by the 1939 Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantees, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the 1939 Act. Each Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities to which it relates.

GENERAL

  Pursuant to each Guarantee, the Corporation will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the related Preferred Securities, the Guarantee Payments (as defined herein), to the extent not paid by, or on behalf of, the related Trust, regardless of any defense, right of set-off or counterclaim that the Corporation may have or assert against any person. The following payments or distributions (without duplication) with respect to the Preferred Securities of any Trust to the extent not paid or made by, or on behalf of, such Trust will be subject to the Guarantee related thereto: (i) any accrued and unpaid distributions required to be paid on the Preferred Securities of such Trust but if and only if and to the extent that such Trust has funds legally and immediately available therefor, (ii) the redemption price, including all accrued and unpaid distributions to the date of redemption (the "Redemption Price"), with respect to any Preferred Securities called for redemption by such Trust, but if and only to the extent such Trust has funds legally and immediately available therefor, and (iii) upon a dissolution, winding-up or termination of such Trust (other than in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities of such Trust or the redemption of all of the Preferred Securities of such Trust), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities of such Trust to the date of payment, to the extent such Trust has funds legally and immediately available therefor, and (b) the amount of assets of such Trust remaining available for distribution to holders of Preferred Securities of such Trust in liquidation of such Trust (the "Guarantee Payments"). The Corporation's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Corporation to the holders of the related Preferred Securities or by causing the related Trust to pay such amounts to such holders.

  Each Guarantee will be a full and unconditional guarantee, subject to certain subordination provisions, of the Guarantee Payments with respect to the related Preferred Securities from the time of issuance of such Preferred Securities, but will not apply to the payment of distributions and other payments on such Preferred Securities when the related Trust does not have sufficient funds legally and immediately available to make such distributions or other payments. IF THE CORPORATION DOES NOT MAKE THE REQUIRED PAYMENTS ON THE JUNIOR SUBORDINATED NOTES HELD BY THE PROPERTY TRUSTEE UNDER ANY TRUST, SUCH TRUST WILL NOT MAKE THE RELATED PAYMENTS ON ITS PREFERRED SECURITIES.

SUBORDINATION

  The Corporation's obligations under each Guarantee to make the Guarantee Payments will constitute an unsecured obligation of the Corporation and will rank (i) subordinate and junior in right of payment to all other liabilities of the Corporation, including the Junior Subordinated Notes, except those obligations or liabilities made pari passu or subordinate by their terms, (ii) pari passu with the most senior preferred stock that may be issued by the Corporation, and (iii) senior to all common stock of the Corporation. The terms of the Preferred Securities will provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee related thereto.

  Each Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity).

AMENDMENTS AND ASSIGNMENT

  Except with respect to any changes that do not materially and adversely affect the rights of holders of the related Preferred Securities (in which case no consent will be required), each Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of such outstanding Preferred Securities. All guarantees and agreements contained in each Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Corporation and shall inure to the benefit of the holders of the related Preferred Securities then outstanding.

TERMINATION

  Each Guarantee will terminate and be of no further force and effect as to the related Preferred Securities upon full payment of the Redemption Price of all such Preferred Securities, upon distribution of Junior Subordinated Notes to the holders of such Preferred Securities, or upon full payment of the amounts payable upon liquidation of the related Trust. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Preferred Securities must restore payment of any sums paid with respect to such Preferred Securities or under such Guarantee.

EVENTS OF DEFAULT

  An event of default under each Guarantee will occur upon the failure by the Corporation to perform any of its payment obligations thereunder. The holders of a majority in liquidation amount of the Preferred Securities to which any Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Guarantee. Any holder of the related Preferred Securities may institute a legal proceeding directly against the Corporation to enforce its rights under such Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity. The holders of a majority in liquidation amount of Preferred Securities of any series may, by vote, on behalf of the holders of all the Preferred Securities of such series, waive any past event of default and its consequences.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

  The Guarantee Trustee, prior to the occurrence of any event of default with respect to any Guarantee and after the curing or waiving of all events of default with respect to such Guarantee, undertakes to perform only such duties as are specifically set forth in such Guarantee and, in case an event of default has occurred and not been cured or waived, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by any Guarantee at the request of any holder of the related Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

  The Chase Manhattan Bank, the Guarantee Trustee, will also serve as Property Trustee and Subordinated Indenture Trustee and as Senior Indenture Trustee. The Corporation and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank.

GOVERNING LAW

  Each Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

AGREEMENTS AS TO EXPENSES AND LIABILITIES

  Pursuant to each Agreement as to Expenses and Liabilities to be entered into by the Corporation under each of the Trust Agreements, the Corporation will irrevocably and unconditionally guarantee to each person or entity to whom the related Trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of such Trust, other than obligations of such Trust to pay to the holders of the related Preferred Securities or other similar interests in such Trust the amounts due such holders pursuant to the terms of such Preferred Securities or such other similar interests, as the case may be.

                             ACCOUNTING TREATMENT

  For financial reporting purposes, each Trust will be treated as a subsidiary of the Corporation and, accordingly, the accounts of the Trusts will be included in the consolidated financial statements of the Corporation. The Preferred Securities will be presented as a separate line item in the consolidated balance sheets of the Corporation entitled "Guaranteed Preferred Beneficial Interests in Corporation's Subordinated Notes." For financial reporting purposes, the Corporation will record distributions payable on the Preferred Securities as an expense in the consolidated statement of income.

                             PLAN OF DISTRIBUTION

  The Corporation may sell the Senior Notes and the Junior Subordinated Notes and the Trusts may sell the Preferred Securities in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or
(iii) through agents to the public or to institutional investors. The Prospectus Supplement with respect to each series of Senior Notes, Junior Subordinated Notes or Preferred Securities will set forth the terms of the offering of such Senior Notes, Junior Subordinated Notes or Preferred Securities, including the name or names of any underwriters or agents, the purchase price of such Senior Notes, Junior Subordinated Notes or Preferred Securities and the proceeds to the Corporation or the applicable Trust from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Senior Notes, Junior Subordinated Notes or Preferred Securities may be listed.

  If underwriters participate in the sale, such Senior Notes, Junior Subordinated Notes or Preferred Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

  Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any series of Senior Notes, Junior Subordinated Notes or Preferred Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of Senior Notes, Junior Subordinated Notes or Preferred Securities, if any are purchased.

  Underwriters and agents may be entitled under agreements entered into with the Corporation and/or the applicable Trust to indemnification against certain civil liabilities, including liabilities under the 1933 Act. Underwriters and agents may engage in transactions with, or perform services for, the Corporation in the ordinary course of business.

  Each series of Senior Notes, Junior Subordinated Notes or Preferred Securities will be a new issue of securities and will have no established trading market. Any underwriters to whom Senior Notes, Junior Subordinated Notes or Preferred Securities are sold for public offering and sale may make a market in such Senior Notes, Junior Subordinated Notes or Preferred Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Senior Notes, Junior Subordinated Notes or Preferred Securities may or may not be listed on a national securities exchange.

                                 LEGAL MATTERS

  Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Corporation and the Trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Corporation and the Trusts. The validity of the Senior Notes, the Junior Subordinated Notes and the Guarantees and certain matters relating thereto will be passed upon on behalf of the Corporation by Dewey Ballantine LLP, New York, New York. The validity of the Senior Notes, the Junior Subordinated Notes and the Guarantees will be passed upon for the underwriters or agents by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

  The consolidated financial statements included in the Form 10 of the Corporation, which are incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of that firm as experts in accounting and auditing. The consolidated financial statements included in PanEnergy's annual report on Form 10-K for the year ended December 31, 1996 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR IN-CORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPEC-TUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RE-LIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, DUKE CAPITAL FINANCING TRUST I OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLE-MENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION OR DUKE CAPITAL FINANCING TRUST I SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OF-FER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                 ------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                          PROSPECTUS SUPPLEMENT
Summary of Offering.......................................................  S-4
Risk Factors..............................................................  S-8
Incorporation by Reference................................................ S-10
Duke Capital Financing Trust I............................................ S-11
Description of the Preferred Securities................................... S-12
Description of the Series A Junior Subordinated Notes..................... S-22
Relationship Among the Preferred Securities, the Series A Junior
 Subordinated Notes and the Guarantee..................................... S-26
Material Federal Income Tax Considerations................................ S-28
Underwriting.............................................................. S-31
Legal Matters............................................................. S-33
Glossary.................................................................. S-34
                                PROSPECTUS
Available Information.....................................................    2
Incorporation of Certain Documents by Reference...........................    3
Duke Capital Corporation..................................................    4
The Trusts................................................................    8
Use of Proceeds...........................................................    8
Description of the Senior Notes...........................................    9
Description of the Junior Subordinated Notes..............................   18
Description of the Preferred Securities...................................   25
Description of the Guarantees.............................................   26
Accounting Treatment......................................................   28
Plan of Distribution......................................................   28
Legal Matters.............................................................   29
Experts...................................................................   29

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                                  10,000,000
                             PREFERRED SECURITIES

                                 DUKE CAPITAL
                               FINANCING TRUST I

                            7 3/8% TRUST ORIGINATED
                            PREFERRED SECURITIES/SM/
                                  ("TOPRS/SM/")
         FULLY AND UNCONDITIONALLY GUARANTEED, AS SET FORTH HEREIN, BY

                           DUKE CAPITAL CORPORATION
                    A SUBSIDIARY OF DUKE ENERGY CORPORATION

                              ------------------

                             PROSPECTUS SUPPLEMENT

                              ------------------

                              MERRILL LYNCH & CO.

                           A.G. EDWARDS & SONS, INC.

                             GOLDMAN, SACHS & CO.

                          MORGAN STANLEY DEAN WITTER

                           PAINEWEBBER INCORPORATED

                      PRUDENTIAL SECURITIES INCORPORATED

                             SALOMON SMITH BARNEY

                                 MAY 27, 1998

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